Exhibit 10.12

INDUSTRIAL REAL ESTATE LEASE

DISCOVERY TECH CENTER

ORLANDO, FLORIDA

by and between

CHALLENGER-DISCOVERY, LLC, Landlord

and

LENSAR, INC., Tenant

July 30, 2010

EXHIBIT A – THE LAND

EXHIBIT B – THE PREMISES

EXHIBIT C – RULES AND REGULATIONS

EXHIBIT D – WORK LETTER

EXHIBIT E – COMMENCEMENT LETTER AND ACCEPTANCE OF PREMISES

EXHIBIT F – HAZARDOUS MATERIALS DISCLOSURE CERTIFICATE

EXHIBIT G – INITIAL DISCLOSURE CERTIFICATE

EXHIBIT H – 2010 BUDGET OF TOTAL OPERATING COSTS

ARTICLE 1

BASIC TERMS

The following terms used in this Lease shall have the meanings set forth below.

1.01 Date of Lease: July 30, 2010

1.02 Landlord (legal entity): Challenger-Discovery, LLC, a Delaware limited liability company

1.03 Tenant (legal entity): LensAR, Inc., a Delaware corporation

1.04 Tenant’s Guarantor: None

1.05 Address of Property: 2800 Discovery Drive, Orlando, Florida 32826

1.06 Property Rentable Area: 44,765 (subject to Section 2.02 below)

1.07 Premises Rentable Area: 34,758 (subject to Section 2.02 below)

1.08 Tenant’s Initial Pro Rata Share: 77.65% (subject to adjustment based on Section 2.02 below)

1.09 Lease Term: Sixty-six (66) months, commencing on the Lease Commencement Date.

1.10 Lease Commencement Date: The date Landlord delivers possession of the Premises with Landlord’s Work (as defined in Paragraph 1 of the Work Letter) substantially complete (as defined in Paragraph 7 of the Work Letter) and with a Certificate of Occupancy (subject to a Delay as defined in Paragraph 8 of the Work Letter).

1.11 Target Lease Commencement Date: September 1, 2010

1.12 Permitted Uses: General office use and research and development in optics and visual science and marketing of ophthalmic therapeutic medical devices including the assembly of finished products from components.

1.13 Broker: Lincoln Property Company of Florida, Inc. and Dunhill Properties, Inc.

1.14 Security Deposit Requirement: $112,963.50

1.15 Parking Spaces Allocated to Tenant: 145

1.16 Base Rent (subject to adjustment based on Section 2.02 below):

Months	Rate Per Sq. Ft.	Annual Base Rent (or a portion thereof)	Monthly Installment
1	$0.00	$0.00	$0.00
2-11	$6.50	$188,272.50	$18,827.25
12	$13.00	$37,654.50	$37,654.50

Months	Rate Per Sq. Ft.	Annual Base Rent (or a portion thereof)	Monthly Installment
13-24	$13.39	$465,409.62	$38,784.14
25-36	$13.79	$479,312.82	$39,942.74
37-48	$14.20	$493,563.60	$41,130.30
49-60	$14.63	$508,509.54	$42,375.80
61-66	$15.07	$261,901.56	$43,650.26

Notwithstanding anything to the contrary contained herein, so long as Tenant is not in default hereunder, Tenant’s obligation to pay the Base Rent otherwise due for the first (1st) calendar month of the Lease Term (the “Base Rent Abatement Period”) shall be abated; provided, however, that if the Lease Commencement Date occurs on a date other than the first day of a calendar month, then the Base Rent Abatement Period shall consist of the first thirty (30) consecutive days of the Lease Term. Subject to the provisions of this paragraph, the total amount of Base Rent abated during the Base Rent Abatement Period shall equal $37,654.50 (the “Abated Base Rent”). If Landlord elects to terminate this Lease or Tenant’s right to possession of the Premises due to a default by Tenant not cured during any applicable grace or curative period, then (i) the portion of the Abated Base Rent unamortized as of the date of such default (with the Abated Base Rent being deemed to have been amortized in equal monthly installments together with interest thereon at the rate of five percent (5%) per annum over the Lease Term) shall immediately become due and payable; and (ii) Tenant shall not be entitled to any further abatement of the Abated Base Rent pursuant to this paragraph. The payment by Tenant of the Abated Base Rent in the event of a default shall not limit or affect any of Landlord’s other rights or remedies, in the event of a default by Tenant, pursuant to this Lease or at law or in equity.

Tenant shall also pay all applicable Florida State Sales Taxes.

1.17 Other Charges Payable by Tenant:

(a)	Real Property Taxes (Article Five);

(b)	Utilities (Article Six);

(c)	Insurance Premiums (Article Seven);

(d)	CAM Expenses (Article Eight);

1.18 Address of Landlord for Notices:

c/o Marcent Development Company. Inc.

5401 South Kirkman Road, Suite 650

Orlando, Florida 32819

1.19 Address of Tenant for Notices:

LensAR, Inc.

Attn: Corporate Secretary

2800 Discovery Drive, Suite 100

Orlando, FL 32826

(prior to Lease Commencement Date, as defined herein:)

250 S. Park Avenue, Suite 310

Winter Park, FL 32789

1.20 Landlord’s Management Agent and Address:

Elite Management of Orlando, Inc.

5401 South Kirkman Road

Suite 650

Orlando, Florida 32819

or such other Management Agent as Landlord may designate from time to time.

1.21 Fiscal Year: Calendar year ending April 30th

1.22 Exhibits:

Exhibit A – The Land

Exhibit B – The Premises

Exhibit C – Rules and Regulations

Exhibit D – Work Letter

Exhibit E – Commencement Letter and Acceptance of the Premises

Exhibit F – Hazardous Materials Disclosure Certificate

Exhibit G – Initial Disclosure Certificate

ARTICLE 2

PREMISES

2.01 Premises. The Premises are depicted on Exhibit B and are situated on the land which is legally described in Exhibit A (the “Land”). The Property includes the Land, the building constructed on the Land (the “Building”), and all other improvements located on the Land including the common areas described in Article Eight.

2.02 BOMA Standards Calculation. The Property Rentable Area and Premises Rentable Area shall mean the rentable area of the Property and the Premises, respectively, measured and calculated in accordance with BOMA standards (BOMA 265.1-1996). Accordingly, the Property Rentable Area, Premises Rentable Area, Tenant’s Initial Pro Rata Share and Base Rent are subject to adjustment before the Lease Commencement Date by mutual written agreement of the parties.

2.03 Quiet Enjoyment. Provided Tenant has performed all of the terms, covenants and conditions of this Lease to be performed by Tenant, Tenant shall peaceably and quietly hold and enjoy the Premises for the term hereof, without hindrance from anyone, subject to the terms and conditions of this Lease.

ARTICLE 3

LEASE TERM

3.01 Lease of Premises for Lease Term. Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord for the Lease Term. Landlord shall complete the leasehold improvements described in Exhibit D attached hereto and incorporated herein by this reference. The Lease Term shall begin on the Lease Commencement Date.

3.02 Delay in Commencement. Landlord shall not be liable to Tenant if Landlord shall not deliver possession of the Premises to Tenant on the Target Lease Commencement Date. Landlord’s non-delivery of the Premises to Tenant on that date shall not affect this Lease or the obligations of Tenant under this Lease.

3.03 Early Access. Tenant shall be permitted access to the Premises no less than two (2) weeks prior to the Lease Commencement Date in order to install Tenant’s furniture, fixtures, data/phone and cabling systems. Tenant’s early access of the Premises shall be subject to all of the provisions of this Lease. Early access of the Premises for such space preparation purposes shall not advance the Lease Commencement Date or expiration date of this Lease. In addition to the foregoing, Landlord shall instruct its contractor undertaking the Landlord’s Work to contact Tenant when the walls and/or ceilings have been opened up so as to be most conducive to installation of cabling, networks and security systems and allow Tenant’s vendors to install the foregoing; provided that Landlord’s Work shall in no way be delayed or impeded.

3.04 Holding Over. Tenant shall vacate the Premises upon the expiration or earlier termination of this Lease. Tenant shall reimburse Landlord for, and indemnify Landlord against, all damages, costs, liabilities and expenses, including attorneys’ fees, which Landlord shall incur on account of Tenant’s delay in so vacating the Premises. If Tenant shall not vacate the Premises upon the expiration or earlier termination of this Lease, the Base Rent shall be increased to 150% times the Base Rent then in effect and Tenant’s obligation to pay Additional Rent shall continue, but nothing herein shall limit any of Landlord’s rights or Tenant’s obligations arising from Tenant’s failure to vacate the Premises, including, without limitation. Landlord’s right to repossess the Premises and remove Tenant therefrom at any time after the expiration or earlier termination of this Lease and Tenant’s obligation to reimburse and indemnify Landlord as provided in the preceding sentence.

ARTICLE 4

RENT

4.01 Base Rent. On the first day of each month during the Lease Term, Tenant shall pay to Landlord the Base Rent in lawful money of the United States, in advance and without offset, deduction, or prior demand. The Base Rent shall be payable at Landlord’s address or at such other place or to such other person as Landlord may designate in writing from time to time. However, the Landlord may not unreasonably withhold a request by the Tenant to arrange for ACH transfer of the Rent and/or other payments that may become due and payable hereunder in this Lease to effect timely delivery of such payment that is not to a physical address. Notwithstanding the foregoing, Tenant shall pay $37,654.50 upon full execution of this Lease which represents the Base Rent payment for the twelfth (12th) month of the Lease Term.

4.02 Additional Rent. All sums payable by Tenant under this Lease other than Base Rent shall be deemed “Additional Rent;” the term “Rent” shall mean Base Rent and Additional Rent. Landlord shall estimate in advance and charge to Tenant the following costs, to be paid with the Base Rent on a monthly basis throughout the Lease Term, but commencing with the first day of the first month of the Lease Term: (i) all Real Property Taxes for which Tenant is liable under Sections 5.01 and 5.02 of this Lease, (ii) all utility costs (if utilities are not separately metered) for which Tenant is liable under Section 6.01 of this Lease, (iii) all insurance premiums for which Tenant is liable under Sections 7.01 and 7.06 of this Lease and (iv) all CAM Expenses for which Tenant is liable under Section 8.04 of this Lease. Collectively, the aforementioned Real Property Taxes, insurance, utility, and CAM Expenses shall be referred to as the “Total Operating Costs”. For reference purposes only and not as any representation by Landlord as to such information, the 2010 budget for the Total Operating Costs is attached hereto as Exhibit H and incorporated herein by this reference. Landlord may adjust its estimates of Total Operating Costs at any time based upon Landlord’s experience and reasonable anticipation of costs. Such adjustments shall be effective as of the next Rent payment date after notice to Tenant. Within one hundred twenty (120) days after the end of each Fiscal Year during the Lease Term, Landlord shall deliver to Tenant a statement prepared in accordance with generally accepted accounting principles setting forth, in reasonable detail, the Total Operating Costs paid or incurred by Landlord during the preceding Fiscal Year and Tenant’s Pro Rata Share of such expenses. Within thirty (30) days after Tenant’s receipt of such statement, there shall be an adjustment between Landlord and Tenant, with payment to or credit given by Landlord (as the case may be) in order that Landlord shall receive the entire amount of Tenant’s Pro Rata of such costs and expenses for such period. In addition to its obligation to pay Base Rent and its Pro Rata Share of Total Operating Costs, Tenant is required hereunder to pay directly to its suppliers, vendors, carriers and contractors, certain insurance premiums, utility costs, personal property taxes, maintenance and repair costs and other expenses, collectively “Additional Expenses.” If Landlord pays for any Additional Expenses in accordance with the terms of this Lease, Tenant’s obligation to reimburse such costs shall be an Additional Rent obligation payable in full with the next monthly Rent payment.

4.03 Late Charge. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent and other amounts due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any loan secured by the Building. Accordingly, if any installment of Rent or any other sums due from Tenant shall not be received by Landlord within five (5) days following the due date, Tenant shall pay to Landlord a late charge equal to ten percent (10%) of such overdue amount; provided, however, Tenant shall not be obligated to pay such late charge for the first (1st) late payment m any twelve (12) month period in the Lease Term. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

4.04 Interest. Any Rent or other amount due to Landlord, if not received by Landlord within five (5) days from when due, shall bear interest from the date due until paid at the rate of eighteen percent (18%) per annum or, if a higher rate is legally permissible, at the highest rate legally permitted, provided that interest shall not be payable on late charges incurred by Tenant nor on any amounts upon which late charges are paid by Tenant to the extent such interest would cause the total interest to be in excess of that legally permitted. Payment of interest shall not excuse or cure any default hereunder by Tenant.

4.05 Tenant’s Pro Rata Share. Tenant’s Pro Rata Share shall be calculated by dividing the Premises Rentable Area by the Property Rentable Area, which is leased or held for lease by tenants, as of the date on which the computation shall be made. Tenant’s Initial Pro Rata Share is set forth in Section 1.08 and is subject to adjustment based on the aforementioned formula.

ARTICLE 5

PROPERTY TAXES

5.01 Real Property Taxes. Tenant shall pay Tenant’s Pro Rata Share of Real Property Taxes on the Property payable during the Lease Term. Tenant shall make such payments in accordance with Section 4.02. If Landlord shall receive a refund of any Real Property Taxes with respect to which Tenant shall have paid Tenant’s Pro Rata Share, Landlord shall refund to Tenant Tenant’s Pro Rata Share of such refund after deducting therefrom the costs and expenses incurred in connection therewith.

5.02 Definition of “Real Property Tax”. “Real Property Tax” shall mean taxes, assessments (special, betterment, or otherwise), levies, fees, rent taxes, excises, impositions, charges, water and sewer rents and charges, and all other government levies and charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which are imposed or levied upon or assessed against the Property or any Rent or other sums payable by any tenants or occupants thereof. Real Property Tax shall include Landlord’s costs and expenses of contesting any Real Property Tax. Real Property Tax shall not include any permit fees, impact fees or connection fees related to preparation and use of Additional Space on the Property unless such preparation and use is related to an exercise of the Right of First Refusal pursuant to Article 19 herein. If at any time during the Lease Term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property, or in lieu of increases therein, there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Property or a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy, or charge (distinct from any now in effect) measured by or based, in whole or in part, upon gross rents, then all of such taxes, assessments, levies, or charges, to the extent so measured or based, shall be deemed to be a Real Property Tax.

5.03 Personal Property Taxes. Tenant shall pay directly all taxes charged against trade fixtures, furnishings, equipment, inventory, or any other personal property belonging to Tenant. Tenant shall use its best efforts to have personal property taxed separately from the Property. If any of Tenant’s personal property shall be taxed with the Property, Tenant shall pay Landlord the taxes for such personal property within fifteen (15) days after Tenant receives a written statement from Landlord for such personal property taxes.

5.04 Real Estate Appraisal Appeal. In the event the Real Property Tax assessment in any tax year in the Lease Term exceeds the previous year’s Real Property Tax assessment by more than 5%, and Landlord fails to appeal such tax assesment within a reasonable period of time after receipt of such assessment. Tenant shall be entitled to appeal the valuation of the Property for Real Property Tax purposes. Landlord shall reasonably cooperate by furnishing Tenant such reasonable information as necessary or helpful to do so, as well as execute all appeal forms; provided, however, Landlord shall incur no out of pocket expense for the foregoing appeal.

ARTICLE 6

UTILITIES

6.01 Utilities. Tenant shall promptly pay, directly to the appropriate supplier, the cost of all natural gas, heat, cooling, energy, light, power, sewer service, telephone, water, refuse disposal and other utilities and services supplied to the Premises, allocable to the period from the time Tenant shall first enter the Premises, throughout the Lease Term and thereafter as long as Tenant shall remain in the Premises (collectively, “the Occupancy Period”), together with any related installation or connection charges or deposits (collectively “Utility Costs”). If any services or utilities are jointly metered with other premises, Landlord shall make a reasonable determination of Tenant’s proportionate share of such Utility Costs and Tenant shall pay such share to Landlord in accordance with Section 4.02. Landlord shall not be liable for damages, consequential or otherwise, nor shall there be any rent abatement, arising out of any curtailment or interruption whatsoever in utility services unless the Premises is not separately metered and the curtailment or interruption is related to the misconduct or gross negligence of Landlord (and Tenant has paid its Pro Rata Share). Utilities serving the Common Areas (as defined in Article Eight) exclusively shall be accounted for as described in Article Eight.

ARTICLE 7

INSURANCE

7.01 Liability Insurance. During the Occupancy Period, Tenant shall maintain in effect commercial general liability insurance insuring Tenant against liability for bodily injury, property damage (including loss of use of property) and personal injury at the Premises, including contractual liability. Such insurance shall name Landlord, its property manager, and any mortgagee, as additional insureds. The initial amount of such insurance shall be Three Million Dollars ($3,000,000) per occurrence and shall be subject to periodic increases specified by Landlord based upon inflation, recommendation of Landlord’s professional insurance advisers, and insurance coverage trends for comparable Orlando area commercial “flex” space buildings. The liability insurance obtained by Tenant under this Section 7.01 shall (i) be primary and (ii) insure Tenant’s obligations to Landlord under Section 7.09. The amount and coverage of such insurance shall not limit Tenant’s liability nor relieve Tenant of any other obligation under this Lease. Landlord may also obtain commercial general liability insurance in an amount and with coverage determined by Landlord insuring Landlord against liability with respect to the Premises and the Property. The policy obtained by Landlord shall not provide primary insurance, shall not be contributory and shall be excess over any insurance maintained by Tenant.

7.02 Worker’s Compensation Insurance. During the Occupancy Period. Tenant shall maintain in effect Worker’s Compensation Insurance (including Employers’ Liability Insurance) in the statutory amount covering all employees of Tenant employed or performing services at the Premises, in order to provide the statutory benefits required by the laws of the state in which the Premises are located.

7.03 Automobile Liability Insurance. During the Occupancy Period, Tenant shall maintain in effect Automobile Liability Insurance, including but not limited to, passenger liability, on all Tenant owned, leased, and hired vehicles used in connection with the Premises, with a combined single limit per occurrence of not less than One Million Dollars ($1,000,000) for injuries or death of one or more persons or loss or damage to property.

7.04 Personal Property Insurance. During the Occupancy Period, Tenant shall maintain in effect Personal Property Insurance covering leasehold improvements paid for by Tenant and Tenant’s personal property and fixtures from time to time in, on or at the Premises, in an amount not less than 100% of the full replacement cost, without deduction for depreciation, providing protection against events protected under “All Risk Coverage,” as well as against sprinkler damage, vandalism and malicious mischief. Any proceeds from the Personal Property Insurance shall be used for the repair or replacement of the property damaged or destroyed unless this Lease is terminated under an applicable provision herein. If the Premises are not repaired or restored following damage or destruction in accordance with other provisions herein. Landlord shall receive any proceeds from the Personal Property Insurance allocable to Tenant’s leasehold improvements.

7.05 Intentionally Omitted.

7.06 Landlord’s Property and Rental Income Insurance. During the Lease Term, Landlord shall maintain in effect all risk insurance covering loss of or damage to the Property in the amount of its replacement value with such endorsements and deductibles as Landlord shall determine from time to time. Landlord shall have the right to obtain flood, earthquake, and such other insurance as Landlord shall determine from time to time or shall be required by any lender holding a security interest in the Property. Landlord shall not obtain insurance for Tenant’s fixtures or equipment or building improvements installed by Tenant. During the Lease Term, Landlord shall also maintain a rental income insurance policy, with loss payable to Landlord, in an amount equal to one (1) year’s Base Rent, plus estimated Real Property Taxes, CAM Expenses, Utility Costs and insurance premiums for one (1) year. Tenant shall be liable for the payment of any deductible amount under Landlord’s insurance maintained pursuant to this Article 7, in an amount not to exceed Twenty Five Thousand Dollars ($25,000.00) in the aggregate. Tenant shall not do or permit anything to be done which shall invalidate any such insurance. Any increase in the cost of Landlord’s insurance due to Tenant’s use or activities at the Premises shall be paid by Tenant to Landlord as Additional Rent hereunder.

7.07 Payment of Insurance Premiums. Landlord shall pay the premiums of the insurance policies maintained by Landlord under Section 7.06 and Section 7.01 (if applicable), and Tenant shall reimburse Landlord for Tenant’s Pro Rata Share of such premiums in accordance with Section 4.02. Tenant shall pay directly the premiums of the insurance policies maintained by Tenant under Sections 7.01, 7.02, 7.03, 7.04 and 7.05.

7.08 General Insurance Provisions.

(a) Any insurance which Tenant shall be required to maintain under this Lease shall include a provision which requires the insurance carrier to give Landlord not less than thirty (30) days’ written notice prior to any cancellation or modification of such coverage.

(b) Prior to the earlier of Tenant’s entry into the Premises or the Lease Commencement Date, Tenant shall deliver to Landlord an insurance company certificate that Tenant maintains the insurance required by Sections 7.01, 7.02, 7.03, 7.04 and 7.05 and not less than thirty (30) days prior to the expiration or termination of any such insurance, Tenant shall deliver to Landlord renewal certificates therefor. Tenant shall provide Landlord with copies of the policies promptly upon request from time to time. If Tenant shall fail to deliver any certificate or renewal certificate to Landlord required under this Lease within the prescribed time period or if any such policy shall be canceled or modified during the Lease Term without Landlord’s consent, Landlord may obtain such insurance, in which case Tenant shall reimburse Landlord, as Additional Rent, for 105% the cost of such insurance within ten (10) days after receipt of a statement of the cost of such insurance.

(c) Tenant shall maintain all insurance required under this Lease with companies having a “General Policy Rating” of A -; X or better, as set forth in the most current issue of the Best Key Rating Guide.

(d) Landlord and Tenant, on behalf of themselves and their insurers, each hereby waive any and all rights of recovery against the other, the officers, members, partners, employees, agents, or representatives of the other and the officers, members, partners, employees, agents or representatives of each of the foregoing, for loss of or damage to its property or the property of others under its control, if such loss or damage shall be covered by any insurance policy in force (whether or not described in this Lease) at the time of such loss or damage, or required to be carried under this Article Seven. All property insurance carried by either party shall contain a waiver of subrogation against the other party to the extent such right shall have been waived by the insured party prior to the occurrence of loss or injury.

7.09 Indemnity.

(a) To the fullest extent permitted by law. Tenant hereby waives all claims against Landlord, its agents, advisors, employees, members, officers, directors, partners, trustees, beneficiaries and shareholders (each a “Landlord Party”) and the agents, advisors, employees, members, officers, directors, partners, trustees, beneficiaries and shareholders of each Landlord Party (collectively, the “Indemnitees”) for damage to any property or injury to or death of any person in, upon or about the Premises or the Property arising at any time and from any cause, and Tenant shall hold Indemnitees harmless from and defend Indemnitees from and against all claims, liabilities, judgments, demands, causes of action, losses, damages, costs and expenses, including reasonable attorney’s fees, for damage to any property or injury to or death of any person arising in or from (i) the use or occupancy of the Premises by Tenant or persons claiming under Tenant, except such as is caused by the sole negligence or willful misconduct of Landlord, its agents, employees or contractors, or (ii) arising from the negligence or willful misconduct of Tenant, its employees, agents, contractors, or invitees in, upon or about the Property, or (iii) arising out of any breach or default by Tenant under this Lease. 1 he foregoing shall include investigation costs and expenses incurred by Landlord in connection with any claim or demand made under this Section. The provisions of this Section 7.09(a) shall survive the expiration or termination of this Lease with respect to any damage, injury or death occurring prior to such time.

(b) To the fullest extent permitted by law, Landlord hereby waives all claims against Tenant, its agents, advisors, employees, members, officers, directors, partners, trustees, beneficiaries and shareholders (each a “Tenant Party”) and the agents, advisors, employees, members, officers, directors, partners, trustees, beneficiaries and shareholders of each Tenant Party (collectively, the “Tenant Indemnitees”) for damage to any property or injury to or death of any person in, upon or about the Premises or the Property arising at any time and from any cause, and Landlord shall hold Tenant Indemnitees harmless from and defend Tenant Indemnitees from and against all claims, liabilities, judgments, demands, causes of action, losses, damages, costs and expenses, including reasonable attorney’s fees, for damage to any property or injury to or death of any person arising in or from (i) arising from the negligence or willful misconduct of Landlord, its employees, agents, contractors, or invitees in, upon or about the Property, or (ii) arising out of any breach or default by Landlord under this Lease. The foregoing shall include investigation costs and expenses incurred by Tenant in connection with any claim or demand made under this Section. The provisions of this Section 7.09(b) shall survive the expiration or termination of this Lease with respect to any damage, injury or death occurring prior to such time.

ARTICLE 8

COMMON AREAS

8.01 Common Areas. As used in this Lease, “Common Areas” shall mean all areas within the Property which are available for the common use of tenants of the Property and which are not leased or held for the exclusive use of Tenant or other tenants, including, but not limited to, parking areas, driveways, sidewalks, access roads, landscaping, and planted areas. Landlord, from time to time, may change the size, location, nature, and use of any of the Common Areas, convert Common Areas into leasable areas, construct additional parking facilities (including parking structures) in the Common Areas, and increase or decrease Common Area land or facilities. Tenant acknowledges that such activities may result in inconvenience to Tenant and Landlord warrants that any such activities shall be undertaken so as to reasonably minimize any such inconvenience. Such activities and changes are permitted if they do not materially affect Tenant’s use of the Premises. The bathrooms located adjacent to the Premises and the corridor leading to them shall be a Shared Area (defined herein), but shall only be available for use by Tenant and any tenant of the other leased space located adjacent to those bathrooms. For purposes of this Section 8.01, the term “Shared Area” shall mean the space to be used only by Tenant and the tenant to be located adjacent to the Premises. The costs related to the Shared Area are shared equally by Tenant and such other tenant.

8.02 Use of Common Areas. Tenant shall have the non-exclusive right (in common with other tenants and all others to whom Landlord has granted or may grant such rights) to use the Common Areas for the purposes intended, subject to such reasonable rules and regulations (the “Rules and Regulations”) as Landlord may establish or modify from time to time and as initially set forth in Exhibit C. Landlord shall uniformly enforce all Rules and Regulations for all tenants in the building. Tenant shall abide by all such Rules and Regulations and shall use its best efforts to cause others who use the Common Areas with Tenant’s express or implied permission to abide by Landlord’s Rules and Regulations. At any time, Landlord may close any Common Areas to perform any acts in the Common Areas as, in Landlord’s reasonable judgment, are desirable to maintain or improve the Property. Tenant shall not interfere with the rights of Landlord, other tenants, or any other person entitled to use the Common Areas.

8.03 Vehicle Parking. Tenant shall be entitled to use the Parking Spaces Allocated to Tenant without paying any additional Rent. Of the Parking Spaces Allocated to Tenant, Tenant shall be entitled to reserve ten (10) spaces (the “Reserved Spaces”) and shall be entitled to mark such space with signage stating “LensAR Reserved”. All such signage shall be subject to the approval of all applicable municipalities and Landlord. Other than the Reserved Spaces, Tenant’s parking shall not be reserved and shall be limited to vehicles no larger than standard size automobiles or pickup utility vehicles. Tenant shall not cause large trucks or other large vehicles to be parked within the Property or on the adjacent public streets except in accordance with the Rules and Regulations. Vehicles shall be parked only in striped parking spaces and not in driveways or other locations not specifically designated for parking. Handicapped spaces shall only be used by those legally permitted to use them. Tenant shall not park at any time more vehicles in the parking area than the number of Parking Spaces Allocated to Tenant. Tenant’s use of the Property for parking purposes shall at all times comply with all applicable laws, codes and ordinances.

8.04 Common Area Maintenance. Subject to Articles Eleven and Twelve, Landlord shall maintain the Common Areas in good order, condition, and repair. Common Area Maintenance expenses (“CAM Expenses”) are all costs and expenses associated with the operation and maintenance of the Common Areas and the repair and maintenance of the heating, ventilation, air conditioning, plumbing, electrical, utility and safety systems (to the extent not performed by Tenant), including, but not limited to, the following: gardening and landscaping; snow removal; utility, water, sewage and property drainage services for the Common Area; maintenance of signs (other than tenants’ signs); worker’s compensation insurance; personal property taxes; rentals or lease payments paid by Landlord for rented or leased personal property used in the operation or maintenance of the Common Areas; fees for required licenses and permits routine maintenance and repair of roof membrane, flashings, gutters, downspouts, roof drains, skylights and waterproofing; maintenance of paving, (including sweeping, striping, repairing, resurfacing and repaving); general maintenance; painting; lighting; cleaning; refuse removal; security and similar items; reserves for roof replacement, exterior painting and other appropriate reserves; and a property management fee not to exceed five percent (5%) of building revenues. Landlord may cause any or all of such services to be provided by third parties and the cost of such services shall be included in CAM Expenses. With respect to any CAM Expenses which are included for the benefit of the Property and other property. Landlord shall make a reasonable allocation of such cost between the Property and such other property. CAM Expenses shall not include the cost of capital repairs and replacements; provided, however, that (a) the annual depreciation (based on the useful life of the item under generally accepted accounting principles) of any such capital repair or replacement to the Common Areas or the heating, ventilating, air-conditioning, plumbing, electrical, utility and safety systems serving the Property, shall be included in the CAM Expenses each year during the Lease Term; and (b) the cost of capital improvements undertaken to reduce CAM Expenses or made in order to comply with legal requirements shall be included in CAM Expenses each year during the term of this Lease.

8.05 Tenant’s Payment of CAM Expenses. Tenant shall pay Tenant’s Pro Rata Share of all CAM Expenses in accordance with Section 4.02.

ARTICLE 9

USE OF PREMISES

9.01 Permitted Uses. Tenant may use the Premises only for the Permitted Uses.

9.02 Manner of Use. Tenant shall not cause or permit the Premises (including all parking, dock and trailer areas used in connection therewith) to be used in any way which shall constitute a violation of any law, ordinance, restrictive covenants, governmental regulation or order, which shall annoy or interfere with the rights of tenants of the Property, or which shall constitute a nuisance or waste. As part of the Construction Allowance, Landlord shall obtain and pay for all permits, including a certificate of occupancy. As of the Lease Commencement Date, Landlord warrants that Landlord’s Work will be designed and installed in a manner to assure initial compliance with the Occupational Safety and Health Act (“OSHA”) and the Americans With Disabilities Act (“ADA”) requirements for the Premises. Following the Commencement Date and throughout the Lease Term, including any Option Period(s), Tenant shall promptly take all actions necessary to comply with all applicable statutes, ordinances, codes, regulations, orders, covenants and requirements regulating the use by Tenant of the Premises, including OSHA and the ADA.

9.03 Hazardous Materials. Prior to executing this Lease, Tenant has completed, executed and delivered to Landlord a Hazardous Materials Disclosure Certificate (“Initial Disclosure Certificate”), a fully completed copy of which is attached hereto as Exhibit G and incorporated herein by this reference. Tenant covenants, represents and warrants to Landlord that the information on the Initial Disclosure Certificate is true and correct and accurately describes all Hazardous Materials (as defined below) which will be manufactured, treated, used or stored on or about the Premises by Tenant or Tenant’s Agents. Tenant shall on each anniversary of the Commencement Date and at such other times as Tenant desires to manufacture, treat, use or store on or about the Premises new or additional Hazardous Materials which were not listed on the Initial Disclosure Certificate, complete, execute and deliver to Landlord an updated Disclosure Certificate (each, an “Updated Disclosure Certificate”) describing Tenant’s then current and proposed future uses of Hazardous Materials on or about the Premises, which Updated Disclosure Certificate shall be in the same format as that which is set forth in Exhibit F or in such updated format as Landlord may require from time to time. Tenant shall deliver an Updated Disclosure Certificate to Landlord not less than thirty days prior to the date Tenant intends to commence the manufacture, treatment, use or storage of new or additional Hazardous Materials on or about the Premises, and Landlord shall have the right to approve or disapprove such new or additional Hazardous Materials in its sole and absolute discretion. Tenant shall make no use of Hazardous Materials on or about the Premises except as described in the Initial Disclosure Certificate or as otherwise approved by Landlord in writing, in accordance with this Section 9.03.

As used in this Lease, the term “Hazardous Material” shall mean any flammable items, explosives, radioactive materials, oil, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials” or “toxic substances” now or subsequently regulated under any applicable federal, state or local laws or regulations, including without limitation petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, PCBs and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons. Tenant shall not cause or permit any Hazardous Material to be generated, produced, brought upon. used, stored, treated or disposed of in or about the Property by Tenant. its agents, employees, contractors, sublessees or invitees without (a) the prior written consent of Landlord, and (b) complying with all applicable Federal, State and Local laws or ordinances pertaining to the transportation, storage, use or disposal of such Hazardous Materials, including but not limited to obtaining proper permits. Landlord shall be entitled to take into account such other factors or facts as Landlord may reasonably determine to be relevant in determining whether to grant or withhold consent to Tenant’s proposed activity with respect to Hazardous Material. In no event, however, shall Landlord be required to consent to the installation or use of any storage tanks on the Property.

If Tenant’s transportation, storage, use or disposal of Hazardous Materials on the Premises results in the contamination of the soil or surface or ground water or loss or damage to person(s) or property, then Tenant agrees to: (a) notify Landlord immediately of any contamination, claim of contamination, loss or damage, (b) after consultation with the Landlord, clean up the contamination in full compliance with all applicable statutes, regulations and standards and (c) indemnify, defend and hold Landlord harmless from and against any claims, suits, causes of action, costs and fees, including attorney’s fees and costs, arising from or connected with any such contamination, claim of contamination, loss or damage. Tenant agrees to fully cooperate with Landlord and provide such documents, affidavits and information as may be requested by Landlord (i) to comply with any environmental law, (ii) to comply with the request of any lender, purchaser or tenant, and/or (iii) for any other reason deemed necessary by Landlord in its sole, but reasonable, discretion. Tenant shall notify Landlord promptly in the event of any spill or other release of any Hazardous Material at, in, on, under or about the Premises which is required to be reported to a governmental authority under any environmental law, will promptly forward to Landlord copies of any notices received by Tenant relating to alleged violations of any environmental law and will promptly pay when due any fine or assessment against Landlord (if related to a breach of this Section 9.03 by Tenant), Tenant or the Premises relating to any violation of an environmental law during the term of this Lease. If a lien is filed against the Premises by any governmental authority resulting from the need to expend or the actual expending of monies arising from an act or omission, whether intentional or unintentional, of Tenant, its agents, employees or invitees, or for which Tenant is responsible, resulting in the releasing, spilling, leaking, leaching, pumping, emitting, pouring, emptying or dumping of any Hazardous Material into the waters or onto land located within or without the State where the Premises is located, then Tenant shall, within thirty (30) days from the date that Tenant is first given notice that such lien has been placed against the Premises (or within such shorter period of time as may be specified by Landlord if such governmental authority has commenced steps to cause the Premises to be sold pursuant to such lien) either (i) pay the claim and remove the lien, or (ii) furnish a cash deposit, bond, or such other security with respect thereto as is satisfactory in all respects to Landlord and is sufficient to effect a complete discharge of such lien on the Premises. Landlord shall have the right, but not the obligation, without in any way limiting Landlord’s other rights and remedies under this Lease, to enter upon the Premises, or to take such other actions as it deems necessary or advisable, to investigate, clean up, remove or remediate any Hazardous Materials or contamination by Hazardous Materials present on, in, at, under or emanating from the Premises or the Property in violation of Tenant’s obligations under this Lease or under any laws regulating Hazardous Materials. Notwithstanding any other provision of this Lease. Landlord shall have the right, at its election, in its own name or as Tenant’s agent, to negotiate, defend, approve and appeal, at Tenant’s expense, any action taken or order issued by any governmental agency or authority with any governmental agency or authority against Tenant, Landlord or the

Premises or Property relating to any Hazardous Materials or under any related law or the occurrence of any event or existence of any condition that would cause a breach of any of the covenants Set forth in this Section 9.03. Prior to or promptly after the expiration or termination of this Lease, Landlord may require an environmental audit of the Premises by a qualified environmental consultant. Tenant shall pay the costs of such an environmental audit and shall, at it sole cost and expense, take all actions recommended in such audit to remediate any environmental conditions. The provisions of this Section 9.03 shall survive the expiration or earlier termination of this Lease.

Notwithstanding anything to the contrary contained in this Section 9.03, Landlord shall indemnify and hold Tenant harmless from and against claims, causes of action, costs and fees (including attorney’s fees and costs) arising out of the presence of Hazardous Materials on, in, at or under the Property and existing prior to the Lease Commencement Date.

9.04 Signs and Auctions. Tenant shall not place any signs on the Property without Landlord’s prior written consent. Tenant shall not conduct or permit any auctions or sheriffs sales at the Property.

9.05 Landlord’s Access. Subject to reasonable notice under the circumstances (other than in the case of an emergency), with Tenant always having the complete ability to keep its business activities and materials confidential, Landlord or its agents may enter the Premises at all reasonable times to show the Premises to potential buyers, investors or tenants or other parties; to do any other act or to inspect and conduct tests in order to monitor Tenant’s compliance with all applicable environmental laws and all laws governing the presence and use of Hazardous Material; or for any other purpose Landlord deems necessary. Landlord shall give Tenant prior notice (which may be oral) of such entry, except in the case of an emergency, in which event Landlord shall make reasonable efforts to notify Tenant. Landlord may place customary “For Sale” or “For Lease” signs on the Premises.

ARTICLE 10

CONDITION AND MAINTENANCE OF PREMISES

10.01 Existing Conditions. Subject in all events to Landlord’s successful completion of Landlord’s Work as set forth in the Work Letter attached hereto as Exhibit D, Tenant shall accept the Property and the Premises in the condition described in the Work Letter and the plans generated in accordance therewith, as of the Lease Commencement Date, subject to all recorded matters, laws, ordinances, and governmental regulations and orders. Except as provided herein, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation as to the condition of the Property or the suitability of the Property for Tenant’s intended use. Tenant represents and warrants that Tenant has made its own inspection of and inquiry regarding the condition of the Property and is not relying on any representations of Landlord or any Broker with respect thereto. Tenant agrees to execute promptly a Commencement Letter and Acceptance of the Premises in the form set forth in Exhibit E to this Lease.

10.02 Exemption of Landlord from Liability. Tenant shall insure its personal property under an all risk full replacement cost property insurance policy as provided in Section 7.04. Landlord shall not be liable for any damage or injury to the person, business (or any loss of income therefrom), goods, wares, merchandise or other property of Tenant. Tenant’s employees, invitees, customers or any other person or about the Property, whether such damage or injury is caused by or results from: (a) fire, steam, electricity, water, gas or rain; (b) the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or any other cause; (c) conditions arising in or about Property, or from other sources or places; or (d) any act or omission of any other tenant of the Property. Tenant shall give Landlord prompt notice upon the occurrence of any accident or casualty at the Premises. Landlord shall not be liable for any such damage or injury even though the cause of or the means of repairing such damage or injury are not accessible to Tenant. The provisions of this Section 10.02 shall not, however, exempt Landlord from liability for Landlord’s gross negligence or willful misconduct.

10.03 Landlord’s Obligations. Subject to the provisions of Article Eleven (Damage or Destruction) and Article Twelve (Condemnation), and except for damage caused by any act or omission of Tenant, or Tenant’s employees, agents, contractors or invitees. Landlord shall keep the foundation, roof, building systems (other than the heating, ventilating and air conditioning system serving only the Premises), structural supports and exterior walls of the improvements on the Property in good order, condition and repair. However, Landlord shall not be obligated to maintain or repair windows, doors, plate glass (whether interior or exterior) or the interior surfaces of walls of the Premises. Tenant shall promptly (but in no event not less than five (5) days, except in the event of an emergency, when notice shall be given immediately) report in writing to Landlord any defective condition known to it which Landlord is required to repair. If further damage is caused as a result of Tenant’s failure to notify Landlord as set forth herein of any defective condition, then Tenant shall be responsible for the cost of the repair of such further damage. Tenant hereby waives the benefit of any present or future law which provides Tenant the right to repair the Premises or Property at Landlord’s expense or to terminate this Lease because of the condition of the Property or Premises.

10.04 Tenant’s Obligations.

(a) Repair and Maintenance. Tenant shall keep all portions of the Premises (including systems and equipment) and the heating, ventilating and air conditioning system in good order, condition and repair (including repainting and refinishing, as needed). If any portion of the Premises or any system or equipment in the Premises which Tenant shall be obligated to repair cannot be fully repaired or restored, Tenant shall, in Tenant’s and its service providers’ discretion, promptly replace or repair, as the case may be, such portion of the Premises or system or equipment. If applicable. Tenant shall maintain a preventive maintenance contract providing for the regular inspection and maintenance of the heating and air conditioning system by a heating and air conditioning contractor, such contract and such contractor to be approved by Landlord. Landlord shall have the right, upon written notice to Tenant, to undertake the responsibility for maintenance of the heating and air conditioning system at Tenant’s expense. Landlord shall, at Tenant’s expense, repair any damage to the portions of the Property Landlord shall be required to maintain caused by Tenant’s acts or omissions. In the event Tenant makes repairs or replacements to systems within the Premises, Tenant shall deliver written evidence, including detail of the work completed, of such repair or replacement to Landlord.

(b) Tenant’s Expense. Tenant shall fulfill all of Tenant’s obligations under this Section 10.04 at Tenant’s sole expense. If Tenant shall fail to maintain, repair or replace the Premises as required by this Section 10.04, Landlord may, upon ten (10) days’ prior notice to Tenant (except that no notice shall be required in the case of an emergency), enter the Premises and perform such maintenance or repair (including replacement, as needed) on behalf of Tenant. In such case, Tenant shall reimburse Landlord for all costs reasonably incurred in performing such maintenance, repair or replacement immediately upon demand.

10.05 Alterations, Additions, and Improvements.

(a) Tenant’s Work. Tenant shall not make any installations, alterations, additions, or improvements in or to the Premises, except for non-structural interior alterations, additions or improvements which cost less than $25,000.00, without obtaining Landlord’s prior written consent, which will not be unreasonably withheld. Any such work so approved by Landlord shall be performed only in accordance with plans and specifications therefor approved by Landlord. Tenant shall procure at Tenant’s sole expense all necessary permits and licenses before undertaking any work on the Premises and shall perform all such work in a good and workmanlike manner employing materials of good quality and so as to conform with all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws and with all applicable insurance requirements. If requested by Landlord, Tenant shall furnish to Landlord prior to commencement of any such work a bond or other security acceptable to Landlord assuring that any work by Tenant will be completed in accordance with the approved plans and specifications and that all subcontractors will be paid. Tenant shall employ for such work only contractors approved by Landlord (such approval not to be unreasonably withheld) and shall require all contractors employed by Tenant to carry worker’s compensation insurance in accordance with statutory requirements and commercial general liability insurance covering such contractors on or about the Premises with a combined single limit not less than $2,000,000 and shall submit certificates evidencing such coverage to Landlord prior to the commencement of such work. Tenant shall indemnify and hold harmless Landlord from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work. Landlord may inspect the work of Tenant at reasonable times and given notice of observed defects. Upon completion of any such work, Tenant shall provide Landlord with “as built” plans, copies of all construction contracts and proof of payment for all labor and materials.

(b) No Liens. Tenant shall pay when due all claims for labor and material furnished to the Premises and shall at all times keep the Property free from liens for labor and materials. Tenant shall give Landlord at least twenty (20) days’ prior written notice of the commencement of any work on the Premises, regardless of whether Landlord’s consent to such work is required. Landlord may record and post notices of non-responsibility on the Premises.

10.06 Condition Upon Termination. Upon the expiration or termination of this Lease, Tenant shall surrender the Premises to Landlord broom clean and in the condition which Tenant shall have been required to maintain the Premises under this Lease. Tenant shall not be obligated to repair any damage which Landlord is required to repair under Article Eleven (Damage or Destruction). Except for improvements made prior to the Commencement Date, Landlord may require Tenant to remove any alterations, additions or improvements (whether or not made with Landlord’s consent) prior to the expiration of this Lease and to restore the Premises to their prior condition, all at Tenant’s expense. With respect to any alterations, additions or improvements which require Landlord’s approval, at the time of such approval, Landlord shall specify if Tenant shall not be required to remove the same, and such items shall become Landlord’s property and shall be surrendered to Landlord upon the expiration or earlier termination of this Lease, except that Tenant may remove any of Tenant’s machinery or equipment which can be removed without damage to the Property. Tenant shall repair, at Tenant’s expense, any damage to the Property caused by the removal of any such machinery or equipment. In no event, however, shall Tenant remove any of the following materials or equipment (which shall be deemed Landlord’s property), without Landlord’s prior written consent; unless the same shall have been installed by Tenant at its expense: any power wiring or wiring panels; lighting or lighting fixtures; wall coverings; drapes, blinds or other window coverings; carpets or other floor coverings; heaters, air conditioners or any other heating or air conditioning equipment; fencing or security gates; or other similar building operating equipment.

ARTICLE 11

DAMAGE OR DESTRUCTION

11.01 Damage to Premises.

(a) If the Premises shall be destroyed or rendered untenantable, either wholly or in part, by fire or other casualty (“Casualty”), Tenant shall immediately notify Landlord in writing upon the occurrence of such Casualty. In the event of any Casualty, Landlord may elect either to (i) repair the damage caused by such casualty as soon as reasonably possible, in which case this Lease shall remain in full force and effect, or (ii) terminate this Lease as of the date the casualty occurred. Landlord shall notify Tenant within thirty (30) days after receipt of notice of the occurrence of the casualty whether Landlord elects to repair the damage or terminate this Lease. If Landlord shall elect to repair the damage, Tenant shall pay Landlord the portion of the “deductible amount” (if any) under Landlord’s insurance allocable to the damage to the Premises and, if the damage shall have been due to an act or omission of Tenant, or Tenant’s employees, agents, contractors or invitees, the difference between the actual cost of repair and any insurance proceeds received by Landlord.

(b) If the casualty to the Premises shall occur during the last six (6) months of the Lease Term and the damage shall be estimated by Landlord to require more than thirty (30) days to repair, either Landlord or Tenant may elect to terminate this Lease as of the date the casualty shall have occurred, regardless of the sufficiency of any insurance proceeds. The party electing to terminate this Lease shall give written notification to the other party of such election within ten (10) days after Tenant’s notice to Landlord of the occurrence of the casualty.

11.02 Temporary Reduction of Rent. If the Property shall be destroyed or damaged by casualty and Landlord shall determine to repair or restore the Property pursuant to the provisions of this Article Eleven, any Rent payable during the period of such damage, repair and/or restoration shall be reduced according to the degree, if any, to which Tenant’s use of the Premises shall be impaired. Except for such possible reduction in Base Rent, insurance premiums and Real Property Taxes, Tenant shall not be entitled to any compensation, reduction or reimbursement from Landlord as a result of any damage, destruction, repair, or restoration of the Property.

11.03 Waiver. Tenant waives the protection of any statute, code or judicial decision which shall grant a tenant the right to terminate a lease in the event of the damage or destruction of the leased property and the provisions of this Article Eleven shall govern the rights and obligations of Landlord and Tenant in the event of any damage or destruction of or to the Property.

ARTICLE 12

CONDEMNATION

12.01 Condemnation. If more than twenty percent (20%) of the floor area of the Premises or more than twenty-five percent (25%) of the parking on the Property shall be taken by eminent domain, either Landlord or Tenant may terminate this Lease as of the date the condemning authority takes title or possession, by delivering notice to the other within ten (10) days after receipt of written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority shall take title or possession). If neither Landlord nor Tenant shall terminate this Lease, this Lease shall remain in effect as to the portion of the Premises not taken, except that the Base Rent shall be reduced in proportion to the reduction in the floor area of the Premises. If this Lease shall be terminated, any condemnation award or payment shall be distributed to the Landlord. Tenant shall have no claim against Landlord for the value of the unexpired lease term or otherwise. So long as it does not interfere with any claim made by Landlord against the condemning authority. Tenant shall be expressly permitted by the Landlord to make a claim to the condemning authority for moving expenses and the value of any leasehold fixtures or improvements paid for directly by Tenant.

ARTICLE 13

ASSIGNMENT AND SUBLETTING

13.01 Landlord’s Consent Required. No portion of the Premises or of Tenant’s interest in this Lease shall be acquired by any other person or entity, whether by sale, assignment, mortgage, sublease, transfer, operation of law, or act of Tenant, without Landlord’s prior written consent, which consent shall be provided to Landlord at least thirty (30) days in advance. Landlord shall have the right to grant or withhold its consent as provided in Section 13.04 below. Any attempted transfer without consent shall be void and shall constitute a non-curable breach of this Lease.13.02 No Release of Tenant. No assignment or transfer, including any transfer under Section 13.05 hereof, shall release Tenant or change Tenant’s primary liability to pay the Rent and to perform all other obligations of Tenant under this Lease. Landlord’s acceptance of Rent from any other person shall not be a waiver of any provision of this Article Thirteen. Consent to one transfer shall not be deemed a consent to any subsequent transfer or a waiver of the obligation to obtain consent on subsequent occasions. If Tenant’s assignee or transferee shall default under this Lease, Landlord may proceed directly against Tenant without pursuing remedies against the assignee or transferee. Landlord may consent to subsequent assignments or modifications of this Lease by Tenant’s transferee without notifying Tenant or obtaining its consent, and such action shall not release Tenant from any of its obligations or liabilities under this Lease as so assigned or modified.

13.02 No Release of Tenant. No assignment or transfer, including any transfer under Section 13.05 hereof, shall release Tenant or change Tenant’s primary liability to pay the Rent and to perform all other obligations of Tenant under this Lease. Landlord’s acceptance of Rent from any other person shall not be a waiver of any provision of this Article Thirteen. Consent to one transfer shall not be deemed a consent to any subsequent transfer or a waiver of the obligation to obtain consent on subsequent occasions. If Tenant’s assignee or transferee shall default under this Lease, Landlord may proceed directly against Tenant without pursuing remedies againstthe assignee or transferee. Landlord may consent to subsequent assignments or modifications of this Lease by Tenant’s transferee without notifying Tenant or obtaining its consent, and such action shall not release Tenant from any of its obligations or liabilities under this Lease as so assigned or modified.

13.03 Offer to Terminate. Except as provided in Section 13.05 below, Tenant shall desire to assign this Lease or sublease all or any part of the Premises, Tenant shall offer to Landlord in writing, the right to terminate this Lease as of the date specified in the offer. If Landlord shall elect in writing to accept the offer to terminate within twenty (20) days after receipt of notice of the offer, this Lease shall terminate as of the date specified in such offer and all the terms and provisions of this Lease governing termination shall apply. If Landlord shall not so elect, Tenant shall then comply with the provisions of this Article Thirteen applicable to such assignment of sublease.

13.04 Landlord’s Consent. Tenant’s request for consent under Section 13.01 shall set forth the details of the proposed sublease, assignment or transfer, including the name, business and financial condition of the prospective transferee, financial details of the proposed transaction (e.g., the term of and the rent and security deposit payable under any proposed assignment or sublease), and any other information Landlord deems relevant. Landlord shall have the right to withhold consent, reasonably exercised, or to grant consent, based on the following factors: (i) the business of the proposed assignee or subtenant and the proposed use of the Premises; (ii) the net worth and financial condition of the proposed assignee or subtenant; (iii) Tenant’s compliance with all of its obligations under this Lease; and (iv) such other factors as Landlord may reasonably deem relevant. So long as Section 13.05 does not apply, if Tenant shall assign or sublease, the following shall apply: Tenant shall pay to Landlord as Additional Rent fifty percent (50%) of the Proceeds (defined below) on such transaction (such amount being Landlord’s share) as and when received by Tenant, unless Landlord shall give notice to Tenant and the assignee or subtenant that Landlord’s Share shall be paid by the assignee or subtenant to Landlord directly. Proceeds shall mean (a) all rent and all fees and other consideration paid for or in respect of the assignment or sublease, including reasonable fees under any collateral agreements less (b) the rent and other sums payable under this Lease (in the case of a sublease of less than all of the Premises, allocable to the subleased premises) and all costs and expenses directly incurred by Tenant in connection with the execution and performance of such assignment or sublease for reasonable real estate broker’s commissions and reasonable costs of renovation or construction of tenant improvements required under such assignment or sublease. Tenant shall be entitled to recover such reasonable costs and expenses before Tenant shall be obligated to pay Landlord’s Share to Landlord. Tenant shall provide Landlord a written statement certifying all amounts to be paid from any assignment or sublease of the Premises within thirty (30) days after the transaction shall be signed and from time to time thereafter on Landlord’s request, and Landlord may inspect Tenant’s books and records to verify the accuracy of such statement. On written request, Tenant shall promptly furnish to Landlord copies of all the transaction documentation, all of which shall be certified by Tenant to be complete, true and correct. Tenant shall promptly reimburse Landlord for all legal costs and expenses incurred by Landlord in connection with a request for a sublease or assignment of this Lease.

13.05 Assignment/Sublease to Affiliates. Notwithstanding anything in this Article 13 to the contrary, Tenant may assign this Lease or sublet all or any portion of the Premises without the prior written consent of Landlord to Tenant’s Affiliate (as hereinafter defined) provided that: (a) Tenant is not at such time, and such Affiliate on the effective date of such assignment or sublease will not be, in monetary or material non-monetary default hereunder; (b) such Affiliate shall execute an instrument in writing assuming by assignment the terms of this Lease or acknowledging that such sublease is subject and subordinate to all of the terms and conditions of this Lease; and (c) all documents and information required hereunder shall be delivered by Tenant to Landlord at least thirty (30) days prior to the effective date of such assignment or sublease, and (d) in the case of an assignment, such Affiliate has a Net Worth at least equal to or greater $10,000,000.00. For purposes of this Article 13, the term “Affiliate” shall mean (i) any corporation or other entity succeeding to Tenant’s business or a substantial part thereof whether by merger, consolidation or acquisition of the stock or assets of Tenant or otherwise, or (ii) any entity which controls, is controlled by, or is under common control with, the original named Tenant under this Lease. For purposes of this Article 13, the term “Net Worth” with respect to any entity shall mean the value of its assets plus equity, less liabilities, with the book carrying value of any preferred stock included as part of equity.

ARTICLE 14

DEFAULTS AND REMEDIES

14.01 Covenants and Conditions. Tenant’s performance of each of Tenant’s obligations under this Lease is a condition as well as a covenant. Tenant’s right to continue in possession of the Premises is conditioned upon such performance. Time is of the essence in the performance by Tenant of all covenants and conditions.

14.02 Defaults. Each of the following shall be an “Event of Default” under this Lease:

(a) Tenant shall abandon the Premises: provided, however, cessation of business activities shall not constitute a default so long as Tenant abides by its other obligations herein;

(b) Tenant shall fail to pay Rent or any other sum payable under this Lease within five (5) days after it is due;

(c) Tenant shall fail to perform any of Tenant’s other obligations under this Lease and such failure shall continue for a period of thirty (30) days after notice from Landlord; provided that if more than thirty (30) days shall be required to complete such performance, Tenant shall not be in default if Tenant shall commence such performance within the thirty (30) day period and shall thereafter diligently pursue its completion.

(d) (i) Tenant shall make a general assignment or general arrangement for the benefit of creditors; (ii) a petition for adjudication of bankruptcy or for reorganization or rearrangement shall be filed by or against Tenant and shall not be dismissed within sixty (60) days; (iii) a trustee or receiver shall be appointed to take possession of substantially all of Tenant’s assets located at the Premises or Tenant’s interest in this Lease and possession shall be subjected to attachment, execution or other judicial seizure which shall not be discharged within sixty (60) days. If a court of competent jurisdiction shall determine that any of the acts described in this Subsection (d) is not a default under this Lease, and a trustee shall be appointed to take possession (or if Tenant shall remain a debtor in possession) and such trustee or Tenant shall assign, sublease, or transfer Tenant’s interest hereunder, then Landlord shall receive, as Additional Rent, the excess, if any, of the rent (or any other consideration) paid in connection with such assignment, transfer or sublease over the rent payable by Tenant under this Lease.

14.03 Remedies. On the occurrence of an Event of Default by Tenant, Landlord may, at any time thereafter, with or without notice or demand (except as provided in Section 14.02) and without limiting Landlord in the exercise of any right or remedy which Landlord may have:

Terminate this Lease by written notice to Tenant or by entry, at Landlord’s option. Tenant shall then immediately quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided. Following termination, without prejudice to other remedies Landlord may have by reason of Tenant’s default or of such termination, Landlord may (i) peaceably reenter the Premises upon voluntary surrender by Tenant or remove Tenant therefrom and any other persons occupying the Premises, using such legal proceedings as may be available; (ii) repossess the Premises or relet the Premises or any part thereof for such term (which may be for a term extending beyond the Lease Term), at such rental and upon such other terms and conditions as Landlord in Landlord’s sole discretion shall determine, with the right to make alterations and repairs to the Premises; and (iii) remove all personal property therefrom. Following termination, Landlord shall have all the rights and remedies of a landlord provided at law and in equity. The amount of damages Tenant shall pay to Landlord following termination shall include all Rent unpaid up to the termination of this Lease, costs and expenses incurred by Landlord due to such Event of Default and, in addition, Tenant shall pay to Landlord as damages, at the election of Landlord (if Landlord shall elect subsection (y) below, it may cease such election at any time), either (x) the discounted present value (at the then one year Treasury Bill rate) of the aggregate Rent and other charges due during the period commencing with such termination and ending on the expiration date of this Lease, or (y) amounts equal to the Rent and other charges payable by Tenant as they accrue on the due dates therefor specified herein following such termination and until the expiration date of this Lease, provided, however, that if Landlord shall re-let the Premises during such period, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such re-letting the expenses incurred or paid by Landlord in terminating this Lease, and the expenses of re-letting, including, without limitation, altering and preparing the Premises for new tenants, brokers’ commissions, legal fees and all other similar and dissimilar expenses properly chargeable against the Premises and the rental therefrom, it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining Lease Term; and provided, further, that (i) in the no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder and (ii) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this subsection (y) to a credit in respect of any net rents from a re-letting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit. If the Premises or any part thereof should be re-let in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such re-letting and of the expenses of re-letting. In calculating the Rent and other charges under subsection (x) above, there shall be included, in addition to the Rent other considerations agreed to be paid or performed by Tenant, on the assumption that all such considerations would have remained constant (except as herein otherwise provided) for the balance of the full Lease Term hereby granted. Landlord may, but need not, re-let the Premises or any part thereof for such rent and on such terms as it shall determine (including the right to re-let the Premises for a greater or lesser term than the Lease Term, the right to re-let the Premises as part of a larger area and the right to change the character or use made of the Premises). Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Lease Term would have expired if it had not been terminated hereunder. In lieu of any other damages or indemnity and in lieu of full recovery by Landlord of all sums payable under the foregoing provisions of this Section 14.03(a), Landlord may, by notice to Tenant, at any time after this Lease shall be terminated under this Article Fourteen or shall be otherwise terminated for an Event of Default and before such full recovery, elect to recover, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the aggregate of the Base Rent and Additional Rent due for the twelve (12) months ended immediately prior to such termination plus the amount of Base Rent and Additional Rent of any kind accrued and unpaid at the time of termination.

(a) Maintain Tenant’s right to possession, in which case this Lease shall continue in effect whether or not Tenant has abandoned the Premises. In such event, Landlord shall be entitled to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover the rent as it becomes due.

(b) Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Property is located.

14.04 Automatic Termination, Damages. Notwithstanding any other term or provision hereof to the contrary, this Lease shall terminate on the occurrence of any act which affirms the Landlord’s intention to terminate this Lease as provided in Section 14.03 hereof, including the filing of an unlawful detainer action against Tenant. On any termination. Landlord’s damages for default shall include all costs and fees, including reasonable attorneys’ fees that Landlord shall incur in connection with the filing, commencement, pursuing and/or defending of any action in any bankruptcy court or other court with respect to this Lease, the obtaining of relief from any stay in bankruptcy restraining any action to evict Tenant, or the pursuing of any action with respect to Landlord’s right to possession of the Premises. All such damages suffered (apart from Base Rent and other Rent payable hereunder) shall constitute pecuniary damages which shall be reimbursed to Landlord prior to assumption of this Lease by Tenant or any successor to Tenant in any bankruptcy or other proceedings.

14.05 Cumulative Remedies. Except as otherwise expressly provided herein, any and all rights and remedies which Landlord may have under this Lease and at law and equity shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time to the greatest extent permitted by law.

ARTICLE 15

PROTECTION OF LENDERS

15.01 Subordination. At Landlord’s election, this Lease shall be automatically subordinate to any ground lease, deed of trust or mortgage encumbering the Property, any advances made on the security thereof and any renewals, modifications, consolidations, replacements or extensions thereof, whenever made or recorded. Tenant shall cooperate with Landlord and any lender which shall acquire a security interest in the Property or this Lease. Tenant shall execute such further documents and assurances as such lender may reasonably require, provided that Tenant’s obligations under this Lease shall not be increased in any material way (the performance of ministerial acts shall not be deemed material), and Tenant shall not be deprived of its rights under this Lease. If any ground lessor, beneficiary or mortgagee elects to have this Lease prior to the lien of its ground lease, deed of trust or mortgage and gives written notice thereof to Tenant, this Lease shall be deemed prior to such ground lease, deed of trust or mortgage whether this Lease is dated prior or subsequent to the date of said ground lease, deed of trust or mortgage or the date of recording thereof.

15.02 Attornment. If Landlord’s interest in the Property is acquired by any ground lessor, beneficiary under a deed of trust, mortgagee, or purchaser at a foreclosure sale, Tenant shall attorn to the transferee of or successor to Landlord’s interest in the Property and recognize such transferee or successor as Landlord under this Lease. Tenant waives the protection of any statute or rule of law which shall give Tenant any right to terminate this Lease or surrender possession of the Premises upon the transfer of Landlord’s interest.

15.03 Signing of Documents. Within forty-five (45) days of the execution of this Lease, Landlord shall provide to Tenant a commercially reasonable form, acceptable to Landlord’s lender, of subordination, non-disturbance and attornment agreement for Tenant’s review and execution. Further, each party to this Lease shall sign and deliver any additional instrument or documents necessary or appropriate to evidence the foregoing.

15.04 Estoppel Certificates. Within ten (10) days after Landlord’s request, Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying: (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how they have been changed); (ii) that this Lease has not been canceled or terminated; (iii) the last date of payment of the Base Rent and other charges and the time period covered by such payment; (iv) that Landlord is not in default under this Lease (or if Landlord is claimed to be in default, setting forth such default in reasonable detail); and (v) such other information with respect to Tenant or this Lease as Landlord may reasonably request or which any prospective purchaser or encumbrancer of the Property may reasonably require. Landlord may deliver any such statement by Tenant to any prospective purchaser or encumbrancer of the Property, and such purchaser or encumbrancer may rely conclusively upon such statement as true and correct. If Tenant shall not deliver such statement to Landlord within such ten (10) day period, Landlord, and any prospective purchaser or encumbrancer, may conclusively presume and rely upon the following statements as facts: (i) that the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord, (ii) that this Lease has not been canceled or terminated except as otherwise represented by Landlord; (iii) that not more than one month’s Base Rent or other charges have been paid in advance; and (iv) that Landlord is not in default under this Lease. In such event, Tenant shall be estopped from denying the truth of such statements.

15.05 Tenant’s Financial Condition. Within ten (10) days after request from Landlord from time to time, Tenant shall deliver to Landlord Tenant’s audited financial statements for the latest available two (2) fiscal years as may then be in Tenant’s possession. Such financial statements may be delivered to Landlord’s mortgagees and lenders and prospective mortgagees, lenders and purchasers. Tenant represents and warrants to Landlord that each such financial statement shall be materially true and accurate as of the date of such statement. All financial statements shall be confidential and shall be used only for the purposes set forth in this Lease.

ARTICLE 16

LEGAL COSTS

16.01 Legal Proceedings. In any enforcement proceeding brought by either party with respect to this Lease, the non-prevailing party will pay to the prevailing party in such proceeding all costs, including reasonable attorneys’ fees and court costs incurred by such other party with respect to such proceeding and any appeals therefrom.

ARTICLE 17

MISCELLANEOUS PROVISIONS

17.01 Signage. Tenant shall be permitted to have (i) a sign panel on the pylon sign located in front of the Building, and (ii) standard signage identifying Tenant at the primary entry of the Premises and at the point designated for Tenant’s shipping and receiving activities. All signage installed by Tenant shall be subject to the prior written approval of Landlord and any approvals required by Central Florida Research Park. Further, Tenant shall be responsible for all costs and expenses with respect to its signage, including, installation and maintenance costs.

17.02 Non-Discrimination. Tenant agrees that it will not permit any discrimination against, or segregation of, any person or group of persons on the basis of race, color, sex, creed, national origin or ancestry in the subleasing, transferring, occupancy, tenure or use of the Premises or any portion thereof. Landlord agrees that it will not permit any discrimination against, or segregation of, any person or group of persons on the basis of race, color, sex, creed, national origin or ancestry in the leasing and management of the Premises or any portion thereof.

17.03 Landlord’s Liability; Certain Duties.

(a) Bind and Inure; Limitation of Landlord’s Liability. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No owner of the Property shall be liable under this Lease except for breaches of Landlord’s obligations occurring while owner of the Property. The obligations of Landlord shall be binding upon the assets of Landlord which comprise the Property but not upon other assets of Landlord. No individual partner, trustee, stockholder, officer, member, director, employee, advisors or beneficiary of Landlord or any partner, trustee, stockholder, officer, member, director, employee, advisor or beneficiary of any of the foregoing, shall be personally liable under this Lease and Tenant shall look solely to Landlord’s interest in the Property in pursuit of its remedies upon an event of default hereunder, and the general assets of Landlord, its partners, trustees, stockholders, members, officers, employees, advisors or beneficiaries of Landlord, and the partners, trustees, stockholders, members, officers, employees, advisors or beneficiary of any of the foregoing, shall not be subject to levy, execution or other enforcement procedure for the satisfaction of the remedies of Tenant.

(b) Notice. Tenant shall give written notice of any failure by Landlord to perform any of its obligations under this Lease to Landlord and to any ground lessor, mortgagee or beneficiary under any deed of trust encumbering the Property whose name and address shall have been furnished to Tenant. Landlord shall not be in default under this Lease unless Landlord (or such ground lessor, mortgagee or beneficiary) shall fail to cure such non-performanee within thirty (30) days after receipt of Tenant’s notice. However, if such non-performance shall reasonably require more than thirty (30) days to cure, Landlord shall not be in default if such cure shall be commenced within such thirty (30) day period and thereafter diligently pursued to completion.

17.04 Severability. A determination by a court of competent jurisdiction that any provision of this Lease or any part thereof is illegal or unenforceable shall not cancel or invalidate the remainder of such provision of this Lease, which shall remain in full force and effect.

17.05 Interpretation. The captions of the Articles or Sections of this Lease are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine and neuter genders shall each include the other, in any provision relating to the conduct, acts or omissions of Tenant, the term “Tenant” shall include Tenant’s agents, employees, contractors, invitees, successors or others using the Premises with Tenant’s expressed or implied permission. This Lease shall not, and nothing contained herein, shall create a partnership or other joint venture between Landlord and Tenant.

17.06 Incorporation of Prior Agreements; Modifications. This Lease is the only agreement between the parties pertaining to the lease of the Premises and no other agreements shall be effective. All amendments to this Lease shall be in writing and signed by all parties. Any other attempted amendment shall be void.17.07 Notices. All notices, requests and other communications required or permitted under this Lease shall be in writing and shall be personally delivered or sent by certified mail, return receipt requested, postage prepaid or by a national overnight delivery service which maintains delivery records. Notices to Tenant shall be delivered to Tenant’s Address for Notices. Notices to Landlord shall be delivered to Landlord’s Address for Notices. All notices shall be effective upon delivery (or refusal to accept delivery). Either party may change its notice address upon written notice to the other party.

17.08 Waivers. All waivers shall be in writing and signed by the waiving party. Landlord’s failure to enforce any provision of this Lease or its acceptance of Rent shall not be a waiver and shall not prevent Landlord from enforcing that provision or any other provision of this Lease in the future. No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord. Landlord may, with or without notice to Tenant, negotiate such check without being bound by or to the conditions of such statement.

17.09 No Recordation. Tenant shall not record this Lease. Either Landlord or Tenant may require that a notice, short form or memorandum of this Lease executed by both parties be recorded. The party requiring such recording shall pay all transfer taxes and recording fees.

17.10 Binding Effect; Choice of Law. This Lease shall bind any party who shall legally acquire any rights or interest in this Lease from Landlord or Tenant, provided that Landlord shall have no obligation to Tenant’s successor unless the rights or interests of Tenant’s successor are acquired in accordance with the terms of this Lease. The laws of the state in which the Property is located shall govern this Lease.

17.11 Corporate Authority; Partnership Authority. If Tenant is a corporation, each person signing this Lease on behalf of Tenant represents and warrants that (s)he has full authority to do so and that this Lease binds the corporation. Within thirty (30) days after this Lease is signed, Tenant shall deliver to Landlord a certified copy of a resolution of Tenant’s Board of Directors authorizing the execution of this Lease or other evidence of such authority reasonably acceptable to Landlord. If Tenant is a partnership or limited liability company, each person or entity signing this Lease for Tenant represents and warrants that he or it is a general partner of the partnership or a manager or managing member of the company, that (s)he or it has full authority to sign for the partnership and that this Lease binds the partnership or company and all general partners of the partnership or the company and its members. Within thirty (30) days after this Lease is signed, Tenant shall deliver to Landlord a copy of Tenant’s recorded statement of partnership or certificate of limited partnership or certificate of formation or organization.

17.12 Intentionally omitted.

17.13 Force Majeure. Other than payment of Rent, if either Landlord or Tenant cannot perform any of its obligations due to events beyond their respective reasonable control, the time provided for performing such obligations shall be extended by a period of time equal to the duration of such events. Events beyond reasonable control include, but are not limited to, acts of God, war, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortages of labor or material, government regulation or restriction and weather conditions.

17.14 Execution of Lease. This Lease may be executed in counterparts and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument. Landlord’s delivery of this Lease to Tenant shall not be deemed to be an offer to lease and shall not be binding upon either party until executed and delivered by both parties.

17.15 Survival. All representations and warranties of Landlord and Tenant, and all obligations of Tenant to pay Additional Rent hereunder, shall survive the termination of this Lease.

17.16 Examination of Lease. Submission of this Lease to Tenant shall not constitute an option to lease, and this Lease shall not be effective until execution and delivery by both Landlord and Tenant.

17.17 Security Deposit. Upon execution of this Lease by Tenant, Tenant shall pay to Landlord a Security Deposit in the amount set forth in Section 1.13, hereinabove, to be held by Landlord for the faithful performance by Tenant of Tenant’s covenants and obligations hereunder, it being expressly understood that the Security Deposit shall not be considered as an advance payment of Rent or as a measure of Landlord’s damages in the event of a default by Tenant. If at any time during the Lease Term hereof, or the Lease Term as it may be extended, an Event of Default shall have occurred in connection with payment of Rent or any other sum due Landlord as Additional Rent, Landlord may, but shall not be obligated to, apply all or part of the Security Deposit for such payment. Landlord may also apply all or part of the Security Deposit to repair damages to the Premises during or upon the termination of the tenancy created by this Lease. In such event, Tenant shall, on demand, pay to Landlord a like sum to replenish the Security Deposit. If Tenant is not in default at the termination of this Lease, then Landlord shall promptly return the Security Deposit to Tenant. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. Landlord and Tenant agree that Landlord shall be entitled to immediately endorse and cash Tenant’s Rent and Security Deposit check(s) accompanying this Lease. It is further agreed and understood that such action shall not guarantee acceptance of this Lease by Landlord, but in the event Landlord does not accept this Lease, Tenant’s Rent and Security Deposit checks so delivered shall be refunded in full to Tenant. Notwithstanding the foregoing, the Security Deposit shall reduce as follows: (i) if Tenant has not been in default at any time under this Lease, on the thirty-sixth (36th) month of the Lease Term the Security Deposit shall reduce to two (2) month’s Base Rent to be held for the remainder of the Lease Term; (ii) if Tenant shall receive a funding infusion equal to or greater than Thirty Million and 00/100 Dollars ($30,000,000.00) (subject to the review of documentation evidencing same by Landlord) (“Tenant Funding”) and Tenant has not been in default at any time under this Lease, within forty-five (45) days following Landlord’s approval of such documentation the Security Deposit shall reduce to two (2) month’s Base Rent to be held for the remainder of the Lease Term; or (iii) in the event Tenant has received the Tenant Funding, Landlord has approved same and Tenant has not been in default at any time under this Lease, on the thirty-sixth (36th) month of the Lease Term the Security Deposit shall reduce to one (1) month’s Base Rent to be held for the remainder of the Lease Term.

17.18 Limitation of Warranties. Landlord and Tenant expressly agree that there are and shall be no implied warranties of merchantability, habitability, suitability, fitness for a particular purpose or of any other kind arising out of this Lease, and there are no warranties which extend beyond those expressly set forth in this Lease. Without limiting the generality of the foregoing, Tenant expressly acknowledges that Landlord has made no warranties or representations concerning any hazardous materials or other environmental matters affecting any part of the Property and Landlord hereby expressly disclaims and Tenant waives any express or implied warranties with respect to any such matters.

17.19 No Other Brokers. Tenant represents and warrants to Landlord that the Brokers are the only agents, brokers, finders or other parties with whom Tenant has dealt who may be entitled to any commission or fee with respect to this Lease or the Premises or the Property. Tenant agrees to indemnify and hold Landlord harmless from any claim, demand, cost or liability, including, without limitation, attorneys’ fees and expenses, asserted by any party other than the Brokers based upon dealings of that party with Tenant. Landlord agrees to indemnify and hold Tenant harmless from any claim, demand, cost or liability, including, without limitation, attorneys’ fees and expenses, asserted by any party other than the Brokers based upon dealings of that party with Landlord.

17.20 Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed Federal and State guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

17.21 Central Florida Research Park. Tenant hereby acknowledges that (i) the Building is located in the Central Florida Research Park (the “Research Park”) and (ii) this Lease is subject to the deed restrictions (the “Deed Restrictions”) affecting the Research Park. Tenant hereby agrees to (a) obtain any necessary approvals required by the Research Park in connection with Tenant’s business in the Premises, (b) complete, execute and deliver any applicable forms or documents requested or required by the Research Park to comply with the Deed Restrictions and (c) comply with any and all rules and regulations established or modified from time to time by the Research Park.

ARTICLE 18

RENEWAL OPTION

Landlord hereby grants to Tenant the option to extend the initial Lease Term on the same terms, conditions and provisions as contained in this Lease, except as otherwise provided herein, for one (1) period of five (5) years, the option (the “Option Period”) commencing on the day following the expiration date of this Lease.

(a) Tenant’s option to extend shall be exercisable by written notice from Tenant to Landlord given no earlier than twelve (12) months, and no later than nine (9) months, prior to the expiration of the initial Lease Term, time being of the essence.

(b) Base Rent per square foot of Rentable Area of the Premises payable during the Option Period shall be at the Fair Market Rental Rate (as hereinafter defined).

(c) Tenant may only exercise its option to extend, and an exercise thereof shall only be effective, if at the time of Tenant’s exercise and on the Option Period commencement date, this Lease is in full force and effect and no uncured default has occurred under this Lease. In addition to the condition set forth in the first sentence of this subparagraph (c), if Tenant is in default under this Lease within thirty (30) days prior to the Option Period commencement date, and has not cured or is not in the process of diligently curing such default prior to said commencement date, then, at Landlord’s option, Tenant’s right to exercise its option may be terminated and rendered null and void by notice thereof from Landlord to Tenant. No sublessee or assignee (other than an Affiliate) shall be entitled to exercise such option.

(d) Upon the valid exercise by Tenant of its option to extend. Landlord and Tenant shall enter into a written amendment to this Lease confirming the terms, conditions and provisions applicable to the Option Period as determined in accordance with the provisions of this Section, with such revisions to the Base Rent provisions of this Lease as may be necessary to conform those provisions to the rental rate applicable to the Option Period. No new options to extend shall be deemed to be created by a valid exercise of the extension option and no other provisions inapplicable to the Option Period such as, but not limited to, an obligation to construct or pay for construction or improvements or to grant rent abatements, shall be construed to govern the Option Period.

(e) For purposes of this Article 18, the term “Fair Market Rental Rate” shall mean a rate comprised of (i) the prevailing base rental rate per square foot of rentable area available in the Pertinent Market (as defined below), and taking into account tenant improvement allowances, other tenant inducements, operating cost stops and tax cost stops, and brokerage commissions, all as determined by Landlord in good faith, and (ii) any escalation of any such base rental rate (based upon a fixed step and/or index) prevailing in the Pertinent Market, as determined by Landlord in good faith, taking into account (A) comparable leases (on the basis of factors such as, but not limited to, size and location of space and commencement date and term of lease), if any, recently executed for improved space in the Building, and (B) leases for comparable (on the basis of factors such as, but not limited to size and location of space and commencement date and term of lease) improved space in “flex” buildings in the Orlando, Florida, area which are comparable to the Building in reputation, quality, age, size, location and level and quality of services provided and which have reached economic stabilization and are not, for any other reason, offering below market rents (the foregoing factors not being exclusive in identifying comparable buildings) (the Building, together with such comparable buildings, if applicable, being herein referred to as the “Pertinent Market”).

(f) Landlord shall provide Tenant with its calculation of the Fair Market Rental Value no more than 60 days after Tenant delivers its notice of exercise to Landlord. Tenant shall have a period of 30 days to accept Landlord’s calculation or deliver notice to Landlord rescinding the notice of exercise.

ARTICLE 19

RIGHT OF FIRST REFUSAL

During the Lease Term, Tenant shall have a right of first refusal (each a “Right of First Refusal”) to lease rentable area located adjacent to the Premises as portions of it become available from time to time (each such portion being referred to herein as an “Additional Space”), on the same terms and conditions that Landlord is prepared to accept from any third party. When Landlord receives an offer to lease the Additional Space from a third party which Landlord desires to accept, Landlord shall present the same, in writing, to Tenant, and Tenant shall thereafter have ten (10) days in which to accept or reject that offer by notice to Landlord. The Right of First Refusal shall apply only with respect to the entire Additional Space subject of the third party offer, and may not be exercised with respect to only a portion thereof. If Tenant rejects that offer or fails to accept the same in writing within such time period, then Landlord shall be free to lease the Additional Space to the third party on substantially similar terms and conditions to those offered to Tenant in the foregoing manner.

Each Right of First Refusal shall, at Landlord’s election, be null and void if Tenant is in default under the Lease at the date Landlord would otherwise notify Tenant of the offer concerning the Additional Space or at any time thereafter and before commencement of the Lease for the Additional Space. After Tenant validly exercises a Right of First Refusal provided in this Lease, the parties shall execute an amendment to the Lease adding the Additional Space, or a new lease for the Additional Space, or such other documentation as Landlord shall require, promptly after Landlord shall prepare the same, confirm the leasing of such Additional Space to Tenant, but an otherwise valid exercise of the Right of First Refusal contained in this Lease shall be fully effective, whether or not such confirmatory documentation is executed. If the term of an Additional Space lease extends (including by an option timely exercised) beyond the Lease Term, then, (i) the Lease Term shall be extended to coincide with the term of the Additional Space Lease and (ii) Base Rent for the Premises from and after expiration of the Lease Term shall be the higher of the Base Rent per square foot during the last calendar month of the Lease Term or the Base Rent per square foot of the Additional Space for the corresponding time period.

If Tenant shall exercise a Right of First Refusal granted in this Lease. Landlord does not guarantee that the Additional Space will be available on the commencement date for the Lease thereof if the then existing occupants of the Additional Space shall holdover, or for any other reason beyond Landlord’s reasonable control. In that event, Tenant’s sole recourse shall be that the Base Rent with respect to the Additional Space shall be abated until Landlord legally delivers the same to Tenant. Tenant’s exercise of that Right of First Refusal shall not operate to cure any default by Tenant of any of the terms or provisions in this Lease, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default. Each and all Rights of First Refusal are personal to Tenant and may not be exercised or enjoyed by any other person. If the Lease or Tenant’s right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise a Right of First Refusal, or if Tenant shall have subleased or assigned its interest in Tenant or its right to possess all or any portion of the Premises, then immediately upon such termination, sublease or assignment, the Right of First

Refusal shall simultaneously terminate and become null and void. Under no circumstances whatsoever shall a subtenant under a sublease of the Premises, or the assignee under a full or a partial assignment of the Lease, have any right to exercise a Right of First Refusal granted in this Lease.

ARTICLE 20

OPTION TO TERMINATE

Provided that Tenant is not then in default under this Lease, Tenant shall have an ongoing option to terminate this Lease (the “Termination Option”). The effective date of this termination shall be the date that is specified in the Termination Notice (defined below) (the “Early Termination Date”). Tenant shall exercise the Termination Option by (i) delivering to Landlord no less than ninety (90) days’ prior written notice (the “Termination Notice”) of such election to terminate this Lease and (ii) paying to Landlord the Termination Payment (as hereinafter defined) concurrently with the Termination Notice. If Tenant properly delivers the Termination Notice and makes the Termination Payment in a timely manner, then this Lease shall be deemed to have expired by lapse of time on the Early Termination Date. Tenant shall return the Premises to Landlord on the Early Termination Date in accordance with the terms of this Lease. If Tenant fails to make the Termination Payment in a timely manner, then the Termination Option shall, at Landlord’s option, be void. Unless Landlord otherwise agrees in writing, Tenant may not exercise the Termination Option, and no exercise thereof shall be effective, if a default shall exist under this Lease as of the date on which the Termination Notice is given or as of the Early Termination Date provided, however, notwithstanding anything in this Lease to the contrary. Landlord’s acceptance of the Termination Payment shall constitute Landlord’s approval of Tenant’s exercise of the Termination Option for all purposes. Upon Tenant’s delivering the Termination Notice, any and all rights of Tenant to extend the Term or to lease additional space in the Building, whether pursuant to a right of first offer, a right of first refusal, an expansion option, or otherwise, shall immediately be void and of no further force or effect. All obligations of either party to the other which accrue under this Lease on or before the Early Termination Date shall survive such termination. As used herein. “Termination Payment” shall mean an amount equal to the remaining Rent due under this Lease for the remainder of the Term as of the Early Termination Date discounted at a rate of five percent (5%). If Tenant leases additional space in the Building, then the Termination Payment shall be increased by the unamortized balance of the leasing costs described in any lease amendment executed by Tenant in connection therewith attributable to the leasing of such additional space (e.g., construction allowances, brokerage commissions, attorneys’ fees and abated rent) as of the Early Termination Date. The amortization of the leasing costs for such additional space shall be from the commencement date of the term of the Lease with respect to such other space through the expiration date on a straight line basis.

LANDLORD:			WITNESS:

CHALLENGER-DISCOVERY, LLC, a
Delaware limited liability company

By:	/s/Kathleen Keller		/s/ Ashley Dederino
	Name:	Kathleen Keller	/s/ Isabel Rachel Lantry
	Title:	Secretary/Treasurer

LANDLORD:			WITNESS:

LENSAR, INC., a Delaware corporation

By:	/s/ Monty K. Allen		/s/ Mary K. Zimmerman
	Name:	Monty K. Allen	/s/ Amy R. Brooks
	Title:	Secretary and Treasurer

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is entered into as of March 15, 2016 (the “Effective Date”), by and between CHALLENGER-DISCOVERY, LLC, a Delaware limited liability company (“Landlord”), and LENSAR, LLC, a Delaware limited liability company (“Tenant”).

R E C I T A L S:

A. Landlord and Lensar, Inc., a Delaware corporation, entered into that certain Industrial Real Estate Lease dated July 30, 2010, as assigned to Tenant by that certain Assignment and Assumption of Lease dated December 15, 2015 (collectively, the “Lease”), pursuant to which Tenant leases from Landlord that certain premises known as Suite 100, consisting of approximately 34,758 square feet of rentable area (the “Original Premises”) in the building located at 2800 Discovery Dive, Orlando, Florida (the “Building”).

B. Landlord and Tenant have agreed that Tenant shall reduce the size of the Original Premises by approximately 812 square feet of rentable area by eliminating the common restrooms located on the north end of the Premises (the “Terminated Space”) as more fully depicted on Exhibit B attached hereto. The Original Premises minus the Terminated Space shall total approximately 33,946 rentable square feet (subject to verification upon final measurement by Landlord) and shall be known, collectively, as the “Premises”. The Premises is more fully depicted on Exhibit A attached hereto.

C. The current term of the Lease is scheduled to expire on April 30, 2016. D. Subject to the terms hereof, Landlord and Tenant have agreed to extend the term of the Lease to July 31, 2021.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows:

1. Extension of the Term of the Lease. The term of the Lease is hereby extended for a period of sixty-three months (63) commencing on May 1, 2016 (the “Commencement Date”) and expiring on July 31, 2021 (the “Extension Term”). All of the terms and provisions of the Lease shall continue to apply with respect to the Extension Term, except as specifically modified herein. Except as provided in Section 7 of this Amendment entitled “Renewal Option”, Tenant acknowledges that Tenant has no further right or option to extend the term of the Lease.

2. Terminated Space. Effective on the Commencement Date, the Premises shall be reduced to approximately 33,946 rentable square feet of space in the Building as shown on Exhibit A. Upon the later to occur of the Commencement Date or the Restroom Completion Date (as defined below), Tenant shall vacate and deliver full possession of the Terminated Space in the condition required by the Lease, including, without limitation, performance of Tenant’s restoration obligations. Tenant shall not have any rights, liabilities, or obligations under this Lease with respect to the Terminated Space for the period first accruing after the Commencement Date, except those that, by the provisions of the Lease, are intended to survive the expiration or termination of the Lease (specifically including, without limitation, the obligation to make a final reconciliation of Additional Rent owing for the Terminated Space, as required by the Lease).

3. Base Rent. From and after the Commencement Date, Tenant shall pay to Landlord Base Rent in the manner and at the times set forth in Article 4 of the Lease and in an amount hereinafter provided, without demand, deduction or setoff, except as expressly provided in the Lease. From and after the Commencement Date, Base Rent shall be as follows:

Period Installment	RSF	Annual Base Rent	Monthly
Commencement Date –
October 31, 2016*	$7.375	$250,351.75	$20,862.65
November 1, 2016 – April 30, 2017	$14.75	$500,703.50	$41,725.29
May 1, 2017 – April 30, 2018	$15.19	$515,639.74	$42,969.98
May 1, 2018 – April 30, 2019	$15.65	$531,254.90	$44,271.24
May 1, 2019 – April 30, 2020	$16.12	$547,209.52	$45,600.79
May 1, 2020 – April 30, 2021	$16.60	$563,503.60	$46,958.63
May 1, 2021 – July 31, 2021	$17.10	$580,476.60	$48,373.05

*

Notwithstanding anything to the contrary contained herein, so long as Tenant is not in default under the Lease, Tenant’s obligation to pay fifty percent (50%) of the Base Rent otherwise due for the Premises for the Commencement Date – October 31, 2016 (the “Abatement Period”) shall be abated. Accordingly, the total amount of Base Rent abated during the Abatement Period shall equal $125,175.87 (the “Abated Base Rent”). If Landlord elects to terminate the Lease or Tenant’s right to possession of the Premises due to a default by Tenant not cured during any applicable grace or curative period, then (i) the portion of the Abated Base Rent unamortized as of the date of such default, shall immediately become due and payable; and (ii) Tenant shall not be entitled to any further abatement of Base Rent pursuant to this paragraph. The payment by Tenant of the Abated Base Rent in the event of a default shall not limit or affect any of Landlord’s other rights or remedies, in the event of a default by Tenant, pursuant to the Lease or at law or in equity.

4. Additional Rent. Tenant shall continue to pay, in accordance with the Lease, Tenant’s proportionate share of Total Operating Costs for each year on a net basis, and without regard to any base year. As of the Commencement Date, Tenant’s proportionate share of Total Operating Costs (or Pro Rata Share as defined in the Lease) shall be 75.83%. The Total Operating Costs for 2016 are estimated to be approximately $5.22 per square foot. For purposes of calculating Total Operating Costs, Controllable Operating Costs (as hereinafter defined) shall be deemed to have increased by the actual amount of such increase over the preceding year, but not to exceed six percent (6%) (on a cumulative basis) of such actual (i.e. following end of year reconciliation) costs in each year of this Amendment commencing on the Commencement Date. The term “Controllable Operating Costs” shall include all Total Operating Costs with the exception of Real Property Taxes, Building insurance costs, utilities, management fees not to exceed five percent (5%) and any research park fees.

5. Florida State Sales Tax. Tenant shall continue pay all applicable Florida State Sales Taxes concurrently with each installment of Base Rent for the Premises.

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6. Tenant Improvements. All improvements described in this Amendment to be constructed in and upon the Premises are described in the Work Letter attached hereto as Exhibit D (the “Work Letter”). In addition to Landlord’s Work, Landlord, at Landlord’s sole cost and expense and not as part of Landlord’s Work, will construct one single unisex stall restroom within the Premises (the “New Restroom”) as more fully depicted on Exhibit C attached hereto. Landlord shall complete the construction of the New Restroom within ninety (90) days following the execution of this Amendment (the “Restroom Completion Date”). Tenant and its employees, agents and invitees shall not disturb Landlord and its contractors in the construction of the New Restroom and shall fully cooperate with Landlord’s process to ensure expediency in the completion of the New Restroom. Other than with respect to Landlord’s Work (as defined in the Work Letter), or as otherwise provided in the Lease, including construction of the New Restroom, Tenant accepts the Premises in its “as-is” condition and Landlord shall have no obligation to perform any work at the Premises. Landlord agrees to provide Tenant with full access to and use of the Terminated Space (i.e., the existing north restrooms) until the Restroom Completion Date.

7. Renewal Option. Landlord hereby grants to Tenant the option to extend the Extension Term on the same terms, conditions and provisions as contained in the Lease, as modified and except as otherwise provided herein, for one (1) period of five (5) years (the “Option Period”) commencing on the day following the expiration of the Extension Term.

(a) Tenant’s option to extend shall be exercisable by written notice from Tenant to Landlord given no more than twelve (12) months and no less than nine (9) months prior to the expiration of the Extension Term, time being of the essence.

(b) Base Rent per rentable square foot of the Premises payable during the Option Period shall be at one hundred percent (100%) of the Fair Market Rental Rate (as hereinafter defined).

(c) Tenant may only exercise its option to extend, and an exercise thereof shall only be effective, if at the time of Tenant’s exercise and on the Option Period commencement date, the Lease is in full force and effect and no event of default by Tenant has occurred under the Lease which remains uncured after the giving of any applicable notice and the expiration of any applicable cure period. In addition to the condition set forth in the first sentence of this subparagraph (c), if Tenant is in default under the Lease (after the giving of any applicable notice and the expiration of any applicable cure period) within thirty (30) days prior to the Option Period commencement date, then, at Landlord’s option, Tenant’s right to exercise its option may be terminated and rendered null and void by written notice thereof from Landlord to Tenant.

(d) Upon the valid exercise by Tenant of its option to extend, Landlord and Tenant shall enter into a written amendment to the Lease confirming the terms, conditions and provisions applicable to the Option Period as determined in accordance with the provisions of this Section, with such revisions to the rent provisions of the Lease as may be necessary to conform those provisions to the rental rate applicable to the Option Period. No new options to extend shall be deemed to be created by a valid exercise of the extension option and no other provisions inapplicable to the Option Period such as, but not limited to, an obligation to construct or pay for construction or improvements or to grant rent abatements, shall be construed to govern the Option Period.

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For purposes of this Section, the term “Fair Market Rental Rate” shall mean a rate comprised of (i) the prevailing base rental rate per square foot of rentable area available in the Pertinent Market (as defined below), and taking into account tenant improvement allowances, other tenant inducements, operating cost stops and tax cost stops, and brokerage commissions, all as determined by an MAI appraiser mutually acceptable to Landlord and Tenant in their reasonable discretion, and (ii) any escalation of any such base rental rate (based upon a fixed step and/or index) prevailing in the Pertinent Market, as also determined by said appraiser, taking into account (A) comparable lease renewals (on the basis of factors such as, but not limited to, size and location of space and commencement date and term of lease), if any, recently executed for improved space in the Building, and (B) lease renewals for comparable (on the basis of factors such as, but not limited to, size and location of space and commencement date and term of lease) improved space in “flex” buildings in the Research Park which are comparable to the Building in reputation, quality, condition, age, size, location and level and quality of services provided and which have reached economic stabilization and are not, for any other reason, offering below market rents (the foregoing factors not being exclusive in identifying comparable buildings) (the Building, together with such comparable buildings, if applicable, being herein referred to as the “Pertinent Market”). Tenant may, after the determinations of the appraiser set forth above, elect to withdraw its notice of renewal at no obligation or expense of Tenant and, in such event, the Term shall not be extended and Tenant shall lose its renewal option.

8. Right of First Offer. Landlord hereby grants to Tenant a one-time right (the “Right of First Refusal”) to lease Suite 270 (consisting of approximately 10,819 square feet of rentable space) located contiguous to the Premises (“Expansion Space”) on the same terms, conditions and provisions as contained in the Lease, as modified and except as otherwise provided herein.

(a) In the event Landlord receives a letter of intent to lease the Expansion Space from a third party (an “Offer”), Landlord shall notify Tenant of such Offer. The Right of First Refusal shall be exercisable by Tenant only by written notice given by Tenant to Landlord not later than five (5) business days after Tenant receives the Offer from Landlord.

(b) Tenant may only exercise its Right of First Refusal, and an exercise thereof shall only be effective, if at the time of Tenant’s exercise, the Lease is in full force and effect and no event of default by Tenant has occurred under the Lease which remains uncured after the giving of any applicable notice and the expiration of any applicable cure period. In addition to the condition set forth in the first sentence of this subparagraph (b), if Tenant is in default under the Lease (after the giving of any applicable notice and the expiration of any applicable cure period) within thirty (30) days prior to Tenant taking occupancy of the Expansion Space, then, at Landlord’s option, Tenant’s right to exercise its Right of First Refusal may be terminated and rendered null and void by written notice thereof from Landlord to Tenant

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(c) Upon the valid exercise by Tenant of its Right of First Refusal, Landlord and Tenant shall enter into a written amendment to the Lease confirming the terms, conditions and provisions applicable to the Expansion Space as determined in accordance with the provisions of this Section, with such revisions to the rent provisions of the Lease as may be necessary to conform those provisions to the rental rate applicable to the Expansion Space.

(d) The Right of First Refusal is not transferable by any assignment or subletting and, in the event of an assignment or subletting, the Right of First Refusal shall be null and void.

9. Brokers. Landlord and Tenant each represent and warrant to the other that the only brokers they have dealt with in connection with this Amendment are Avison Young and Coughlin Commercial whose commissions and fees shall be paid by Landlord pursuant to separate written agreements. Landlord and Tenant each agree to defend, indemnify and hold the other harmless from and against all claims by any other broker for fees, commissions or other compensation to the extent such broker alleges to have been retained by the indemnifying party in connection with the execution of this Amendment. The provisions of this paragraph shall survive the expiration or sooner termination of the Lease.

10. Miscellaneous. Except as modified herein, the Lease and all of the terms and provisions thereof shall remain unmodified and in full force and effect as originally written. In the event of any conflict or inconsistency between the provisions of the Lease and the provisions of this Amendment, the provisions of this Amendment shall control. All terms used herein but not defined herein which are defined in the Lease shall have the same meaning for purposes hereof as they do for purposes of the Lease. The Recitals set forth above in this Amendment are hereby incorporated by this reference. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective beneficiaries, successors and assigns.

11. Counterparts. This Amendment may be executed in any number of counterparts and by each of the undersigned on separate counterparts, which counterparts taken together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have executed this First Amendment to Lease as of the day and year first above written.

WITNESS/ATTEST:	LANDLORD:

By: /s/ Simone DaSilva	CHALLENGER-DISCOVERY, LLC, a
Name: Simone DaSilva	Delaware limited liability company

By: /s/ Bret Anderson	By: /s/ Kathleen Keller
Name: Bret Anderson	Name: Kathleen Keller
Title: Secretary/Treasurer

WITNESS/ATTEST:	TENANT:

By: /s/ Alan Connaughton	LENSAR, LLC, a Delaware limited liability
Name: Alan Connaughton	company

By: /s/ Monty K. Allen	By: /s/ Nick T. Curtis
Name: Monty K. Allen	Name: Nick T. Curtis
Title: CEO

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SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is entered into as of December 16, 2016 (the “Effective Date”), by and between CHALLENGER-DISCOVERY, LLC, a Delaware limited liability company (“Landlord”), and LENSAR, INC., a Delaware corporation (f/k/a Lensar, LLC, a Delaware limited liability company) (“Tenant”).

R E C I T A L S:

A. Landlord and Lensar, Inc., a Delaware corporation, entered into that certain Industrial Real Estate Lease dated July 30, 2010, as assigned to Tenant by that certain Assignment and Assumption of Lease dated December 15, 2015, and as amended by that certain First Amendment to Lease dated March 15, 2016 (collectively, the “Lease”), pursuant to which Tenant leases from Landlord that certain premises known as Suite 100, consisting of approximately 33,946 square feet of rentable area in the building located at 2800 Discovery Dive, Orlando, Florida.

B. Landlord and Tenant agree to modify the terms of the Lease as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows:

1. Corporate Name. Pursuant to a certain corporate reorganization of Tenant as evidenced in that certain Asset Purchase Agreement dated as of the Effective Date between Tenant and Alphaeon Corporation, Tenant changed its name back to Lensar, Inc., a Delaware corporation effective as of the Effective Date. Such entity shall be responsible as “Tenant” under all Lease provisions.

2. Brokers. Landlord and Tenant each represent and warrant to the other that they have not dealt with any brokers in connection with this Amendment. Landlord and Tenant each agree to defend, indemnify and hold the other harmless from and against all claims by any other broker for fees, commissions or other compensation to the extent such broker alleges to have been retained by the indemnifying party in connection with the execution of this Amendment. The provisions of this paragraph shall survive the expiration or sooner termination of the Lease.

3. Miscellaneous. Except as modified herein, the Lease and all of the terms and provisions thereof shall remain unmodified and in full force and effect as originally written. In the event of any conflict or inconsistency between the provisions of the Lease and the provisions of this Amendment, the provisions of this Amendment shall control. All terms used herein but not defined herein which are defined in the Lease shall have the same meaning for purposes hereof as they do for purposes of the Lease. The Recitals set forth above in this Amendment are hereby incorporated by this reference. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective beneficiaries, successors and assigns.

4. Counterparts. This Amendment may be executed in any number of counterparts and by each of the undersigned on separate counterparts, which counterparts taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Second Amendment to Lease as of the day and year first above written.

WITNESS/ATTEST:		LANDLORD:

By:	/s/ Brett Anderson	CHALLENGER-DISCOVERY, LLC, a
	Name: Brett Anderson	Delaware limited liability company

By:	/s/ Steven C. Heetland	By:	/s/ Kathleen Keller
	Name: Steven C. Heetland		Name: Kathleen Keller
Title: Secretary/Treasurer

WITNESS/ATTEST:		TENANT:

By:	/s/ Greg S. Lipsit	LENSAR, INC., a Delaware corporation
Name: Greg S. Lipsit

By:	/s/ Adriana Bentz	By:	/s/ Alan Connaughton
	Name: Adriana Bentz		Name: Alan Connaughton
Title: COO

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is entered into as of August 20, 2020 (the “Effective Date”), by and between CHALLENGER-DISCOVERY, LLC, a Delaware limited liability company (“Landlord”), and LENSAR, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A. Landlord and Tenant entered into that certain Industrial Real Estate Lease dated July 30, 2010, as amended (the “Lease”), pursuant to which Tenant leases from Landlord that certain premises known as Suites 100 and 200, consisting of approximately 33,946 square feet of rentable area (the “Premises”) in the building located at 2800 Discovery Dive, Orlando, Florida (the “Building”).

B. Subject to the terms hereof, Landlord and Tenant have agreed to extend and amend the Lease as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows:

1. Extension of the Term of the Lease. The term of the Lease is hereby extended for a period of seven (7) years and three (3) months commencing on September 1, 2020 (the “Commencement Date”) and expiring on November 30, 2027 (the “Extension Term”). All of the terms and provisions of the Lease shall continue to apply with respect to the Extension Term, except as specifically modified herein. Except as provided in Section 6 of this Amendment entitled “Renewal Option”, Tenant acknowledges that Tenant has no further right or option to extend the term of the Lease.

2. Base Rent. From and after the Commencement Date, Tenant shall pay to Landlord Base Rent in the manner and at the times set forth in Article 4 of the Lease and in an amount hereinafter provided, without demand, deduction or setoff, except as expressly provided in the Lease. From and after the Commencement Date, Base Rent shall be as follows:

Period Installment	RSF	Annual Base Rent	Monthly
*9/1/2020 – 11/30/2020	$0.00	N/A	N/A
12/1/2020—8/31/2021	$15.25	$517,676.50	$43,139.71
9/1/2021 – 8/31/2022	$15.67	$531,933.82	$44,327.82
9/1/2022 – 8/31/2023	$16.10	$546,530.60	$45,544.22
9/1/2023 – 8/31/2024	$16.54	$561,466.84	$46,788.90
9/1/2024 – 8/31/2025	$16.99	$576,742.54	$48,061.88
9/1/2025 – 8/31/2026	$17.46	$592,697.16	$49,391.43
9/1/2027 – 11/30/2027	$17.94	$608,991.24	$50,749.27

*Notwithstanding anything to the contrary contained herein, so long as Tenant is not in default under the Lease, Tenant’s obligation to pay the Base Rent otherwise due for the Premises for the first three (3) months (the “Abatement Period”) shall be abated. Accordingly, the total amount of Base Rent abated during the Abatement Period shall equal $129,419.13 (the “Abated Base Rent”). If Landlord elects to terminate the Lease or Tenant’s right to possession of the Premises due to default by Tenant not cured during any applicable grace or curative period, then (i) the portion of the Abated Base Rent unamortized as of the date of such default, shall immediately become due and payable; and (ii) Tenant shall not be entitled to any further abatement of Base Rent pursuant to this paragraph. The payment by Tenant of the Abated Base Rent in the event of a default shall not limit or affect any of Landlord’s other rights or remedies, in the event of a default by Tenant, pursuant to the Lease or at law or in equity.

3. Additional Rent. Tenant shall continue to pay, in accordance with the Lease, Tenant’s proportionate share of Total Operating Costs for each year on a net basis, and without regard to any base year. As of the Commencement Date, Tenant’s proportionate share of Total Operating Costs (or Pro Rata Share as defined in the Lease) shall be 75.83%. The Total Operating Costs for 2020 are estimated to be approximately $5.91 per square foot. For purposes of calculating Total Operating Costs, Controllable Operating Costs (as hereinafter defined) shall be deemed to have increased by the actual amount of such increase over the preceding year, but not to exceed five percent (5%) (on a cumulative basis) of such actual (i.e. following end of year reconciliation) costs in each year of this Amendment commencing on the Commencement Date. The term “Controllable Operating Costs” shall include all Total Operating Costs with the exception of Real Property Taxes, Building insurance costs, utilities, management fees not to exceed five percent (5%) and any research park fees.

4. Florida State Sales Tax. Tenant shall continue pay all applicable Florida State Sales Taxes concurrently with each installment of Base Rent for the Premises.

5. Tenant Improvements. All improvements described in this Amendment to be constructed in and upon the Premises are described in the Work Letter attached hereto as Exhibit A (the “Work Letter”). Other than with respect to Landlord’s Work (as defined in the Work Letter), Tenant accepts the Premises in its “as-is” condition and Landlord shall have no obligation to perform any work at the Premises.

6. Renewal Option. Landlord hereby grants to Tenant the option to extend the Extension Term on the same terms, conditions and provisions as contained in the Lease, as modified and except as otherwise provided herein, for one (1) period of five (5) years (the “Option Period”) commencing on the day following the expiration of the Extension Term.

(a) Tenant’s option to extend shall be exercisable by written notice from Tenant to Landlord given no more than twelve (12) months and no less than nine (9) months prior to the expiration of the Extension Term, time being of the essence.

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(b) Base Rent per rentable square foot of the Premises payable during the Option Period shall be at one hundred percent (100%) of the Fair Market Rental Rate (as hereinafter defined).

(c) Tenant may only exercise its option to extend, and an exercise thereof shall only be effective, if at the time of Tenant’s exercise and on the Option Period commencement date, the Lease is in full force and effect and no event of default by Tenant has occurred under the Lease which remains uncured after the giving of any applicable notice and the expiration of any applicable cure period. In addition to the condition set forth in the first sentence of this subparagraph (c), if Tenant is in default under the Lease (after the giving of any applicable notice and the expiration of any applicable cure period) within thirty (30) days prior to the Option Period commencement date, then, at Landlord’s option, Tenant’s right to exercise its option may be terminated and rendered null and void by written notice thereof from Landlord to Tenant.

(d) Upon the valid exercise by Tenant of its option to extend, Landlord and Tenant shall enter into a written amendment to the Lease confirming the terms, conditions and provisions applicable to the Option Period as determined in accordance with the provisions of this Section, with such revisions to the rent provisions of the Lease as may be necessary to conform those provisions to the rental rate applicable to the Option Period. No new options to extend shall be deemed to be created by a valid exercise of the extension option and no other provisions inapplicable to the Option Period such as, but not limited to, an obligation to construct or pay for construction or improvements or to grant rent abatements, shall be construed to govern the Option Period.

For purposes of this Section, the term “Fair Market Rental Rate” shall mean a rate comprised of (i) the prevailing base rental rate per square foot of rentable area available in the Pertinent Market (as defined below), and taking into account tenant improvement allowances, other tenant inducements, operating cost stops and tax cost stops, and brokerage commissions, all as determined by an MAI appraiser mutually acceptable to Landlord and Tenant in their reasonable discretion, and (ii) any escalation of any such base rental rate (based upon a fixed step and/or index) prevailing in the Pertinent Market, as also determined by said appraiser, taking into account (A) comparable lease renewals (on the basis of factors such as, but not limited to, size and location of space and commencement date and term of lease), if any, recently executed for improved space in the Building, and (B) lease renewals for comparable (on the basis of factors such as, but not limited to, size and location of space and commencement date and term of lease) improved space in “flex” buildings in the Research Park which are comparable to the Building in reputation, quality, condition, age, size, location and level and quality of services provided and which have reached economic stabilization and are not, for any other reason, offering below market rents (the foregoing factors not being exclusive in identifying comparable buildings) (the Building, together with such comparable buildings, if applicable, being herein referred to as the “Pertinent Market”). Tenant may, after the determinations of the appraiser set forth above, elect to withdraw its notice of renewal at no obligation or expense of Tenant and, in such event, the Term shall not be extended and Tenant shall lose its renewal option.

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7. Right of First Refusal. Landlord hereby grants to Tenant an ongoing right (the “Right of First Refusal”) to lease any premises located contiguous to the Premises (“ROFR Space”) on the same terms, conditions and provisions as contained in the Lease, as modified and except as otherwise provided herein.

(a) In the event Landlord receives a letter of intent to lease any ROFR Space from a third party (the “Offer”), Landlord shall notify Tenant of such Offer. The Right of First Refusal shall be exercisable by Tenant only by written notice given by Tenant to Landlord not later than five (5) business days after Tenant receives the Offer from Landlord.

(b) Tenant may only exercise its Right of First Refusal, and an exercise thereof shall only be effective, if at the time of Tenant’s exercise, the Lease is in full force and effect and no event of default by Tenant has occurred under the Lease which remains uncured after the giving of any applicable notice and the expiration of any applicable cure period. In addition to the condition set forth in the first sentence of this subparagraph (b), if Tenant is in default under the Lease (after the giving of any applicable notice and the expiration of any applicable cure period) within thirty (30) days prior to Tenant taking occupancy of the ROFR Space, then, at Landlord’s option, Tenant’s right to exercise its Right of First Refusal may be terminated and rendered null and void by written notice thereof from Landlord to Tenant

(c) Upon the valid exercise by Tenant of its Right of First Refusal, Landlord and Tenant shall enter into a written amendment to the Lease confirming the terms, conditions and provisions applicable to the ROFR Space as determined in accordance with the provisions of this Section, with such revisions to the rent provisions of the Lease as may be necessary to conform those provisions to the rental rate applicable to the ROFR Space.

(d) The Right of First Refusal is not transferable by any assignment or subletting and, in the event of an assignment or subletting, the Right of First Refusal shall be null and void.

8. Assignment. Notwithstanding anything in Article 13 of the Lease to the contrary, Tenant may assign this Lease or sublet all or any portion of the Premises without prior written consent of Landlord to any entity or person succeeding to Tenant’s business or a substantial part thereof whether by merger, consolidation or acquisition of the stock or assets of Tenant or otherwise.

9. Brokers. Landlord and Tenant each represent and warrant to the other that the only brokers they have dealt with in connection with this Amendment are Avison Young and Coughlin Commercial whose commissions and fees shall be paid by Landlord pursuant to separate written agreements. Landlord and Tenant each agree to defend, indemnify and hold the

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other harmless from and against all claims by any other broker for fees, commissions or other compensation to the extent such broker alleges to have been retained by the indemnifying party in connection with the execution of this Amendment. The provisions of this paragraph shall survive the expiration or sooner termination of the Lease.

10. Miscellaneous. Except as modified herein, the Lease and all of the terms and provisions thereof shall remain unmodified and in full force and effect as originally written. In the event of any conflict or inconsistency between the provisions of the Lease and the provisions of this Amendment, the provisions of this Amendment shall control. All terms used herein but not defined herein which are defined in the Lease shall have the same meaning for purposes hereof as they do for purposes of the Lease. The Recitals set forth above in this Amendment are hereby incorporated by this reference. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective beneficiaries, successors and assigns.

11. Counterparts. This Amendment may be executed in any number of counterparts and by each of the undersigned on separate counterparts, which counterparts taken together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have executed this Third Amendment to Lease as of the day and year first above written.

LANDLORD:

CHALLENGER-DISCOVERY, LLC, a
Delaware limited liability company

By:	/s/ Steven C. Hertland
	Name:	Steven C. Hertland
	Title:	Manager

TENANT:

LENSAR, INC. a Delaware corporation

By:	/s/ Nick T. Curtis
	Name:	Nick T. Curtis
	Title:	CEO

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ADDENDUM TO THIRD AMENDMENT TO LEASE

THIS ADDENDUM TO THIRD AMENDMENT TO LEASE is entered into as of September 9, 2020, by and between CHALLENGER-DISCOVERY, LLC, a Delaware limited liability company (“Landlord”), and LENSAR, INC., a Delaware corporation (“Tenant”).

1.    Landlord and Tenant are parties to that certain Third Amendment to Lease dated August 20, 2020 (the “Third Amendment”).

2.    Due to a scrivener’s error in the Third Amendment, the parties agree that the following provision shall replace Section 2 of the Third Amendment in its entirety.

“Base Rent. From and after the Commencement Date, Tenant shall pay to Landlord Base Rent in the manner and at the times set forth in Article 4 of the Lease and in an amount hereinafter provided, without demand, deduction or setoff, except as expressly provided in the Lease. From and after the Commencement Date, Base Rent shall be as follows:

Period Installment	RSF	Annual Base Rent	Monthly
*9/1/2020 – 11/30/2020	$0.00	N/A	N/A
12/1/2020 – 8/31/2021	$15.25	$517,676.50	$43,139.71
9/112021 – 8/31/2022	$15.67	$531,933.82	$44,327.82
9/1/2022 – 8/31/2023	$16.10	$546,530.60	$45,544.22
9/1/2023 – 8/31/2024	$16.54	$561,466.84	$46,788.90
911/2024 – 8/31/2025	$16.99	$576,742.54	$48,061.88
9/1/2025 – 8/31/2026	$17.46	$592,697.16	$49,391.43
9/1/2026 – 8/31/2027	$17.94	$608,991.24	$50,749.27
9/1/2027 – 11/30/2027	$18.43	$625,624.78	$52,135.40

*

Notwithstanding anything to the contrary contained herein, so long as Tenant is not in default under the Lease, Tenant’s obligation to pay the Base Rent otherwise due for the Premises for the first three (3) months (the “Abatement Period”) shall be abated. Accordingly, the total amount of Base Rent abated during the Abatement Period shall equal $129,419.13 (the “Abated Base Rent”). If Landlord elects to terminate the Lease or Tenant’s right to possession of the Premises due to default by Tenant not cured during any applicable grace or curative period, then (i) the portion of the Abated Base Rent unamortized as of the date of such default, shall immediately become due and payable; and (ii) Tenant shall not be entitled to any further abatement of Base Rent pursuant to this paragraph. The payment by Tenant of the Abated Base Rent in the event of a default shall not limit or affect any of Landlord’s other rights or remedies, in the event of a default by Tenant, pursuant to the Lease or at law or in equity.”

IN WITNESS WHEREOF, the undersigned have executed this Addendum to Third Amendment to Lease as of the day and year first above written.

LANDLORD:

CHALLENGER-DISCOVERY, LLC, a
Delaware limited liability company

By:	/s/ Steven C. Heetland
Name:	Steven C. Heetland
Title:	Manager

TENANT:

LENSAR, INC. a Delaware corp. oration

By:	/s/ Alan Connaughton
Name:	Alan Connaughton
Title:	COO